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                            STOCK PURCHASE AGREEMENT

                                      among

                      DATASERV COMPUTER MAINTENANCE, INC.,

                                 DATASERV, INC.

                                       and

                             WANG LABORATORIES, INC.


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                                TABLE OF CONTENTS

         Section                                                       Page

         1.   Purchase and Sale of the Shares.........................   1

              1.01   Purchase of the Shares from the
                     Stockholder......................................   1
              1.02   Base Purchase Price for the Shares...............   1
              1.03   Post Closing Adjustments.........................   2
              1.04   Payments on Account of Adjustments...............   4
              1.05   Closing..........................................   4

         2.   Representations of the Stockholder
              Regarding the Shares....................................   5

         3.   Representations of the Stockholder and the
              Company Regarding the Company...........................   5

              3.01   Organization ....................................   5
              3.02   Capitalization of the Company....................   6
              3.03   No Subsidiaries..................................   6
              3.04   Authorization....................................   6
              3.05   Financial Statements.............................   7
              3.06   Absence of Undisclosed Liabilities...............   8
              3.07   Litigation.......................................   8
              3.08   Accounts Receivable..............................   9
              3.09   Spare Parts Inventory............................   9
              3.10   Personal Property................................  10
              3.11   Intentionally Omitted............................  11
              3.12   Leases...........................................  11
              3.13   Intellectual Property............................  11
              3.14   Property of Third Parties for Use in Repair
                     or other Customer Commitments....................  14
              3.15   Tax Matters......................................  14
              3.16   Books and Records................................  17
              3.17   Contracts and Commitments........................  17
              3.18   Consents of Third Parties........................  19
              3.19   Compliance with Agreements and Laws..............  19
              3.20   Environmental Matters............................  20
              3.21   Employee Relations...............................  22
              3.22   Employee Benefit Plans...........................  23
              3.23   Necessary Properties and Assets..................  27
              3.24   Insurance........................................  27
              3.25   Absence of Certain Changes or Events.............  27



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              3.26   Customers........................................  29
              3.27   Suppliers........................................  29
              3.28   Warranty and Product Liability Claims............  29
              3.29   Indebtedness to and from Officers,
                     Directors and Stockholders.......................  29
              3.30   Banking Facilities...............................  30
              3.31   Powers of Attorney and Suretyships...............  30
              3.32   Conflicts of Interest............................  30
              3.33   Regulatory Approvals.............................  30
              3.34   Disclosure.......................................  30

         4.   Representations of the Buyer............................  31

              4.01   Organization and Authority.......................  31
              4.02   Authorization....................................  31
              4.03   Consents of Third Parties........................  32
              4.04   Regulatory Approvals.............................  32
              4.05   Disclosure.......................................  32
              4.06   Investment Representation........................  32
              4.07   Financing Commitment.............................  32

         5.   Access to Information; Public Announcements.............  32

              5.01   Access to Management, Properties and
                     Records..........................................  32
              5.02   Public Announcements.............................  33
              5.03   Memorandum; Disclaimer of Projections............  33

         6.   Pre-Closing Covenants of the Stockholder and
              the Company.............................................  34

              6.01   Conduct of Business..............................  34
              6.02   Absence of Material Changes......................  35
              6.03   Delivery of Interim Financial Statements.........  36
              6.04   Communications with Customers and Suppliers......  36
              6.05   Compliance with Laws.............................  36
              6.06   Continued Truth of Representations and
                     Warranties.......................................  36
              6.07   Continuing Obligation to Inform..................  37
              6.08   Exclusive Dealing................................  37
              6.09   Capital Contribution.............................  37
              6.10   Assignment of Assets and Liabilities
                     of Dataserv Mexico...............................  38
              6.11   HSR Act Notification.............................  38
              6.12   Chanhassen Property..............................  38
              6.13   Assignment and Assumption of Litigation Rights,
                     Titles, Interests and Obligations................  38


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         7.   Best Efforts to Obtain Satisfaction of Conditions.......  38

         8.   Conditions to Obligations of the Buyer..................  39

              8.01   Continued Truth of Representations and
                     Warranties of the Stockholder and the
                     Company; Compliance with Covenants and
                     Obligations......................................  39
              8.02   Performance by the Stockholder and the
                     Company..........................................  39
              8.03   Absence of Material Adverse Change...............  39
              8.04   HSR Act..........................................  39
              8.05   Consent of Third Parties.........................  39
              8.06   Adverse Proceedings..............................  40
              8.07   Opinion of Counsel...............................  40
              8.08   Chanhassen Lease.................................  40
              8.09   Guaranty.........................................  40
              8.10   Acknowledgment Letter............................  40
              8.11   Closing Deliveries...............................  40

         9.   Conditions to Obligations of the Stockholder............  41

              9.01   Continued Truth of Representations and
                     Warranties of the Buyer; Compliance with
                     Covenants and Obligations........................  41
              9.02   Performance by the Buyer.........................  42
              9.03   Corporate Proceedings............................  42
              9.04   HSR Act..........................................  42
              9.05   Consents of Third Parties........................  42
              9.06   Opinion of Counsel...............................  42
              9.07   Closing Deliveries...............................  42

         10.  Indemnification.........................................  43

              10.01  By the Stockholder...............................  43
              10.02  By the Buyer.....................................  44
              10.03  Claims for Indemnification.......................  44
              10.04  Defense by the Indemnifying Party................  45
              10.05  Payment of Indemnification Obligation............  46
              10.06  Survival of Representations and Agreements;
                     Claims for Indemnification.......................  46
              10.07  Limitations......................................  47
              10.08  Exclusive Remedy.................................  48
              10.09  Cure.............................................  49
              10.10  Recoveries.......................................  49




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         11.  Post-Closing Agreements.................................  49

              11.01  Confidentiality..................................  49
              11.02  No Solicitation or Hiring of Former
                     Employees........................................  52
              11.03  Deferred Compensation............................  52
              11.04  Use of BellSouth Marks and Names.................  52
              11.05  Non-Competition Agreement........................  53
              11.06  Certain Accounting Matters.......................  55

         12.  Certain U.S. Tax Matters................................  56

         13.  Termination of Agreement; Option to Proceed;
              Damages.................................................  61

              13.01  Termination by Lapse of Time.....................  61
              13.02  Termination by Agreement of the Parties..........  61
              13.03  Termination by Reason of Breach..................  61
              13.04  Earnest Money....................................  62
              13.05  Availability of Remedies at Law..................  62

         14.  Brokers.................................................  62

              14.01  For the Stockholder and the Company and
                     the Subsidiaries.................................  62
              14.02  For the Buyer....................................  62

         15.  Notices.................................................  63

         16.  Successors and Assigns..................................  64

         17.  Entire Agreement; Amendments; Attachments...............  64

         18.  Severability............................................  64

         19.  Investigation of the Parties............................  64

         20.  Expenses................................................  65

         21.  Further Assurances......................................  65

         22.  Governing Law...........................................  65

         23.  Section Headings........................................  65

         24.  Counterparts............................................  65

         25.  Definitions.............................................  66



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         Schedules to be provided by the Stockholder and the Company

         3.04           -  Authorization
         3.05           -  Financial Statements
         3.06           -  Absence of Undisclosed Liabilities
         3.07           -  Litigation
         3.08           -  Accounts Receivable
         3.09           -  Inventory
         3.12           -  Leases
         3.13(a)(i)     -  Abandoned or Assigned Intellectual Property
         3.13(a)(ii)    -  Intellectual Property
         3.13(c)        -  License Agreements
         3.13(d)        -  Indemnification
         3.13(e)        -  Software License Agreements
         3.13(f)        -  Software License Agreement Exceptions
         3.15(a)        -  Tax Matters
         3.15(d)        -  Tax Elections
         3.15(e)        -  Deferred Inter-Company Transactions
         3.15(f)        -  Penalties/Fines
         3.16           -  Ledgers
         3.17(a)(i)     -  Loan Agreements
         3.17(a)(ii)    -  Personal Property; Security Agreements
         3.17(a)(iii)   -  Significant Customer Contracts
         3.17(a)(iv)    -  Labor Agreements, Employment Agreements and
                           Confidentiality Agreements
         3.17(a)(v)     -  Agency Agreements
         3.17(a)(vi)    -  Affiliated Agreements
         3.17(a)(vii)   -  Agreements for Disposal of Waste
         3.17(a)(viii)  -  Other Material Agreements
         3.17(b)(ii)    -  Company Material Defaults
         3.17(b)(iii)   -  Third Party Material Defaults
         3.17(b)(iv)    -  Losses
         3.17(b)(v)     -  Supplies
         3.18           -  Consents of Third Parties
         3.19           -  Compliance with Laws
         3.20(a)        -  Environmental
         3.20(b)        -  Releases
         3.20(f)        -  Material Environmental Reports
         3.21(a)        -  Employee Relations Compliance
         3.21(b)        -  Employee Relations
         3.22(a)        -  Employee Benefit Plans
         3.22(c)        -  Qualification of Employee Benefit Plans
         3.22(i)        -  VEBA
         3.22(k)        -  Officer, Director and Key Employee Agreements
         3.24           -  Insurance
         3.25           -  Absence of Changes
         3.26           -  Significant Customers



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         3.27           -  Suppliers
         3.30           -  Banking Facilities
         6.10           -  Dataserv Mexico
         8.05           -  Consent of Third Parties
         10.01(e)       -  Asset Transactions
         11.05(d)(ii)   -  Stockholder Customers
         12.16          -  Tax Audits

         Schedules to be provided by the Buyer

         1.03(a)        -  Initial Closing Statement
         4.03           -  Consents of Third Parties
         6.12           -  Terms of Chanhassen Lease
         11.05(d)(i)    -  Customers Receiving Company
                           Services from the Company

         Exhibits

           A            -  Opinion of Stockholder's, Company's and
                           Guarantor's Counsel
           B            -  Guaranty
           C            -  Opinion of Buyer's Counsel


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                            STOCK PURCHASE AGREEMENT

              Agreement (the "Agreement") made as of the 9th day of April 1996 by and among Wang Laboratories, Inc., a Delaware corporation (the "Buyer"), Dataserv Computer Maintenance, Inc., a Minnesota corporation (the "Company"), and Dataserv, Inc., a Minnesota corporation (the "Stockholder"), which owns all of the issued and outstanding capital stock of the Company.

                              Preliminary Statement

              1. The Stockholder owns 1,000 issued and outstanding shares (collectively, the "Shares") of the common stock, $1.00 stated value per share (the "Common Stock"), of the Company, which Shares represent all of the issued and outstanding shares of capital stock of the Company.

              2. The Buyer desires to purchase, and the Stockholder desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

              NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

              1.   Purchase and Sale of the Shares

                   1.01 Purchase of the Shares from the Stockholder. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder, all the Shares owned by the Stockholder. At the Closing the Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by the Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.

                   1.02   Base Purchase Price for the Shares.

                          (a) The purchase price to be paid by the Buyer for the Shares shall be Twenty-Eight Million Five Hundred Thousand Dollars ($28,500,000) (the "Base Purchase Price"), subject to adjustment pursuant to Subsections 1.03 and 1.04 hereof. The Base Purchase Price shall be payable in the manner described in paragraphs (b) and (c) of this Subsection 1.02.


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                          (b) On February 26, 1996, the Buyer delivered to the
         Seller the sum of Two Million Dollars ($2,000,000) as an earnest money deposit to be credited against the Base Purchase Price (the "Earnest Money").

                          (c) At the Closing, the Buyer shall deliver to the Stockholder, the sum of Twenty-Six Million Five Hundred Thousand Dollars ($26,500,000) in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Stockholder.

                   1.03 Post Closing Adjustments. The Base Purchase Price set forth in Subsection 1.02 hereof shall be subject to adjustment after the date of the Closing (the "Closing Date") as follows:

                          (a) As promptly as possible following the Closing Date, and in any event within 45 days of the Closing Date, (i) the Company shall prepare an initial closing statement of the Company as of the Closing in the form of Schedule 1.03(a) attached hereto (the "Initial Closing Statement") and deliver it to Coopers & Lybrand, L.L.P., independent public accountants for the Stockholder (the "Stockholder's Auditors"), and (ii) the Stockholder shall cause the Stockholder's Auditors to conduct an audit of the books and records of the Company as of the Closing Date. Not later than 45 days after delivery of the Initial Closing Statement, the Stockholder shall cause the Stockholder's Auditors to deliver the Initial Closing Statement, as adjusted by them, if at all (such adjusted Initial Closing Statement, as it may be further adjusted pursuant to Subsection 1.03(c) hereof, the "Closing Statement"), to each of the parties to this Agreement. The Stockholder's Auditors shall have full access to the books, records, properties and personnel of the Company for purposes of auditing the books and records and adjusting, if necessary, the Initial Closing Statement. The Closing Statement shall be prepared in accordance with generally accepted accounting principles applied consistently with the Company's past practice (to the extent that such past practice was in accordance with generally accepted accounting principles), without any adjustments applicable solely as a result of the acquisition of the Shares by the Buyer on the Closing Date, and shall be accompanied by an unqualified opinion thereon by the Stockholders's Auditors.

                          (b) Ernst & Young, L.L.P., the independent public accountants for the Buyer (the "Buyer's Auditors"), shall have the right to review the work papers of the Stockholder's Auditors utilized in preparing their audit of the Closing Statement, and shall have full access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Closing



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         Statement. The Buyer and the Company shall work in good faith and cooperate with the Stockholder and the Stockholder's Auditors in the preparation and audit of the Closing Statement and the resolution of any dispute in connection therewith pursuant to paragraph (c) below.

                          (c) The values or amounts for each item reflected on the Closing Statement shall be binding upon the Buyer, unless the Buyer gives written notice within 45 days after receipt of the Closing Statement, of disagreement with any of the values or amounts shown on the Closing Statement, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Buyer and the Stockholder are unable to resolve any such disagreement within 45 days after the date of the Dispute Notice, the disagreement shall be submitted for resolution to a single arbitrator, then an active certified public accountant who or which is mutually agreeable to the Buyer's Auditors and the Stockholder's Auditors (the "Neutral Auditor"), in accordance with the Commercial Rules of Arbitration of the American Arbitration Association then in effect at the office of the American Arbitration Association in Boston, Massachusetts. The parties shall direct the Neutral Auditor to resolve any dispute as soon as reasonably practicable, but in any event, no later than 30 days after the engagement of the Neutral Auditor. The decision of the Neutral Auditor shall be binding upon the parties hereto. If as a result of the resolution of any disputes pursuant to this Subsection 1.03 any amount shown in the Closing Statement is determined to be erroneous, such erroneous amount shall be deleted from the Closing Statement and the correct amount shall be inserted in lieu thereof. The Closing Statement, as so corrected, shall constitute the Closing Statement for purposes of this Agreement.

                          (d) The fees and disbursements of (i) the Stockholder's Auditors incurred in the preparation of the Closing Statement shall be paid by the Stockholder, and (ii) the Buyer's Auditors incurred in the review of the Closing Statement shall be paid by the Buyer. The Buyer and the Stockholder shall each pay fifty percent (50%) of the fees and disbursements of the Neutral Auditor.

                          (e) On the first business day after the expiration of the 45-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to this Subsection 1.03, the Base Purchase Price shall be adjusted as follows (as so adjusted, the "Adjusted Purchase Price"):


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                               (i)  If the Net Working Capital of the
         Company (as such term is defined below) on the Closing Date, as reflected on the Closing Statement, is less or greater than $1,472,000, the deficiency or excess, if any, shall be deducted from or added to, as the case may be, the Base Purchase Price to obtain the Adjusted Purchase Price.

                              (ii)  The term "Net Working Capital of the
         Company" is defined as the amount of "Total Selected Assets Less Total Selected Liabilities" of the Company as shown on the Closing Statement and prepared in accordance with Subsection 1.03(a) hereof.

                   1.04   Payments on Account of Adjustments.

                          (a) The difference between the Adjusted Purchase Price and the Base Purchase Price, together with interest thereon at the rate of 5% per annum from the Closing Date to the payment of such deficiency or excess, if any, shall be paid to the Buyer or the Stockholder, as the case may be, within five (5) business days after (i) the expiration of the 45-day period for giving the Dispute Notice, if no Dispute Notice is given, or (ii) final resolution of any dispute in connection with the determination of the Closing Statement.

                          (b) If an amount is payable to the Buyer pursuant to paragraph (a) of this Subsection 1.04, such amount shall be paid to the Buyer directly by the Stockholder, in cash, by wire transfer of immediately available funds to an account designated by the Buyer.

                          (c) If an amount is payable to the Stockholder pursuant to paragraph (a) of this Subsection 1.04, such amount shall be paid to the Stockholder directly by the Buyer, in cash, by wire transfer of immediately available funds to an account designated by the Stockholder.

                   1.05 Closing. The Closing shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., Boston time, not less than three nor more than fifteen business days after the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated, or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Shares by the Stockholder to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the Closing Date.


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              2.   Representations of the Stockholder Regarding the Shares

                   The Stockholder represents and warrants to the Buyer as follows:

                          (a) The Stockholder has good and marketable title to the Shares (although no representation or warranty is made as to whether a market for such Shares exists) which are to be transferred to the Buyer by the Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

                          (b) The Stockholder has the necessary corporate power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by the Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Stockholder will transfer to the Buyer good and marketable title to such Shares (although no representation or warranty is made as to whether a market for such Shares exists), free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

                          (c) The Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Stockholder or the transfer, conveyance and sale of the Shares to be sold by the Stockholder to the Buyer pursuant to the terms hereof.

              3. Representations of the Stockholder and the Company Regarding the Company

              Except as specifically set forth on the schedules attached hereto (the "Disclosure Schedule"), the Stockholder and the Company, jointly and severally, represent and warrant to the Buyer that:

                   3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all necessary corporate power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify would



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         not have a Material Adverse Effect (as defined in Section 25 hereof).
         True, correct and complete copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to the Buyer, and no amendments have been made thereto or have been authorized since the date thereof.

                   3.02   Capitalization of the Company.

                          The Company's authorized capital stock consists of 25,000 shares of Common Stock, $1.00 stated value per share, of which 1,000 shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholder. All such issued and outstanding shares of Common Stock have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except pursuant to this Agreement, there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. None of the issued and outstanding shares of Common Stock are held in the treasury of the Company.

                   3.03 No Subsidiaries. There is no corporation, partnership, joint venture or other entity in which the Company has, either directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interest therein.

                   3.04 Authorization. The execution and delivery by the Company and the Stockholder of this Agreement and the agreements provided for herein, and the consummation by the Company and the Stockholder of all transactions contemplated hereunder and thereunder by the Company and the Stockholder, have been duly authorized by all requisite corporate action on the part of each. This Agreement has been duly executed by the Company and the Stockholder. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or the Stockholder is a party constitute the valid and legally binding obligations of the Company and the Stockholder, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and general principles of equity, regardless of whether applied in equity or at law. The execution, delivery and performance by the Company and the Stockholder of this Agreement and the agreements provided for



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         herein, and the consummation by the Company and the Stockholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) assuming compliance by the parties with the requirements of the HSR Act, violate the provisions of any law, rule or regulation applicable to the Company or the Stockholder; (b) violate the provisions of the Articles of Incorporation or Bylaws of the Company or the Stockholder; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) except as set forth on Schedule 3.04 attached hereto, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or trigger any change in control provision, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust, contract or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound, any of which would have a Material Adverse Effect.

                   3.05   Financial Statements.

                          (a) The Stockholder has previously delivered to the Buyer:

                               (i)   the audited consolidated balance
         sheets of the Stockholder as of December 31, 1994 and 1995 (the "Audited Balance Sheets") and the related statements of operations, stockholders' equity, retained earnings and cash flows of the Stockholder for the fiscal years then ended (collectively, the "Audited Financial Statements");

                              (ii)  the unaudited consolidated balance
         sheet of the Stockholder as of February 29, 1996 (the "Current Balance Sheet") and the related statement of operations of the Stockholder for the two-month period then ended (collectively, the "Current Financial Statements"); and

                             (iii) the unaudited consolidated balance sheets of the Stockholder as of the end of each calendar month in fiscal 1995 and the first two months of fiscal 1996 (the "Monthly Balance Sheets") and the related statement of operations for the interim periods then ended (the "Monthly Financial Statements").

                          (b) The Audited Financial Statements, the Current Financial Statements, the Monthly Financial Statements and the interim financial statements (the "Interim Financial Statements") to be delivered pursuant to Subsection 6.03 hereof (collectively, the "Financial Statements"), except as set forth on Schedule 3.05 attached hereto, have been (or, in the case of the


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         Interim Financial Statements, will be) prepared in accordance with generally accepted accounting principles applied consistently with past practices and, in the case of the Audited Financial Statements, are accompanied by an unqualified opinion of the Stockholder's Auditors. The date of the 1995 Audited Balance Sheet is hereinafter referred to as the "Balance Sheet Date."

                          (c) The Financial Statements consolidate the financial statements of the Stockholder, the Company and Dataserv Mexico, S.A. de C.V. ("Dataserv Mexico"). The Stockholder is a holding company with no operating revenues.

                          (d) The Financial Statements fairly present, in all material respects, as of their respective dates, the consolidated financial condition, retained earnings, assets and liabilities of the Stockholder, the Company and Dataserv Mexico and the consolidated results of operations of the Stockholder's, the Company's and Dataserv Mexico's businesses for the periods indicated. The amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Stockholder, the Company or Dataserv Mexico, whether disputed or not, for the applicable period then ended and periods prior thereto.

                   3.06 Absence of Undisclosed Liabilities. Except as and to the extent (a) set forth on Schedule 3.06 attached hereto, (b) reflected and reserved against in the Audited Balance Sheet as of December 31, 1995, or (c) incurred in the ordinary course of business after the date of the Audited Balance Sheet as of December 31, 1995 and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the business as a going concern, properties, assets or financial condition of the Company. For purposes of this Subsection 3.06, "material" means any amount in excess of $250,000 individually or $500,000 in the aggregate.

                   3.07 Litigation. Except as set forth on Schedule 3.07 attached hereto, (a) there is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Stockholder or the Company, after reasonable inquiry, threatened before any court or governmental agency, authority, body or arbitrator which, if decided adversely to the Company, would have a Material Adverse Effect; (b) to the knowledge of the Stockholder or the Company, after reasonable inquiry, there is no reasonable basis for any such action, suit or proceeding, including without limitation, any matters relating to alleged wrongful or discriminatory termination of employees which, if decided adversely to the Company, would have a Material Adverse Effect; (c) neither the Company, nor, to the knowledge of the Stockholder or the Company, after reasonable inquiry, any officer, director or key employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company; and (d) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties which would have a Material Adverse Effect. Each action, suit, proceeding or matter listed on Schedule 3.07 exclusively arises from and/or relates to the Company's operations as they currently are or previously were conducted by the Company or the Stockholder and hereunder are being acquired.

                   3.08 Accounts Receivable. Except as set forth on Schedule
         3.08 attached hereto, all accounts and notes receivable of the Company reflected in the Current Balance Sheet (the "Accounts Receivable") arose out of the sales of Field Spare Parts, Inventory and Consumables (as defined in Subsection 3.09 hereof) or services in the ordinary course of business.

                   3.09    Spare Parts Inventory.

                          (a) The Company conducted an accurate physical inventory audited by the Stockholder's Auditors dated as of September 1995 (the "September Inventory") of the Company's spare parts field inventory and field consumables. The field spare parts inventory (the "Field Spare Parts") consists of repairable parts used to provide Maintenance Services (as defined in Subsection 11.05(f)(v) hereof). The Field Spare Parts are located (i) in part sheds, (ii) at customer sites, (iii) in the possession of customer engineers, (iv) at certain branch offices and (v) in disposition areas at Bloomington and Chanhassen, Minnesota. The Field Spare Parts located at Bloomington and Chanhassen are suspected malfunctioning parts awaiting repair or other disposition. The field consumables (the "Consumables") consist of parts used in the field to provide Maintenance Services on customer equipment that is not repairable, or for which no repair source presently exists. Consumables are located in all of the sites that Field Spare Parts are located. Except as set forth on Schedule 3.09 attached hereto, the Field Spare Parts and Consumables generally consist of items of a quality and quantity which are reasonably expected to be usable in the ordinary course of the business presently conducted by the Company.

                          (b) The Company maintains a perpetual inventory system for Field Spare Parts and Consumables maintained at warehouses or logistics centers which were not subject of the September Inventory (the "Inventory"). This Inventory generally consists of items of a quality and quantity which are reasonably expected to be usable in the ordinary course of the business presently conducted by the Company. The Inventory is continuously cycle counted in accordance with standard inventory control policy of the Company to ensure that the perpetual inventory system records are consistent with a physical count. The perpetual system records accurately reflect the physical count of such Inventory of the Company in all material respects.

                          (c) The values of the Field Spare Parts and Inventory reflected on the December 1995 audited financial statements were determined in accordance with the September Inventory and the Company's perpetual inventory records and are set forth in accordance with generally accepted accounting principles applied consistently with past practices.

                          (d) Between the September Inventory and December 31, 1995, no material changes in the business or the business operations of the Company have occurred which would have caused a material inaccuracy in the September Inventory or the perpetual inventory records.

                          (e) Between December 31, 1995 and the Closing Date, no material changes in the business or the business operations, either intended or unintended, of the Company have occurred which would have caused a material inaccuracy in the September Inventory or the perpetual inventory records.

                   3.10 Personal Property. The Company owns or leases all material items of tangible personal property (including, without limitation, machinery, equipment, furniture and fixtures) (the "Personal Property") necessary for the conduct of its business as presently conducted, including, without limitation, all of the Personal Property reflected on the Current Balance Sheet (except for Personal Property sold or disposed of since the date of the Current Balance Sheet in the ordinary course of business). The Company has previously delivered to the Buyer a true, correct and complete copy of the fixed asset register of the Company. Each such item of Personal Property owned by the Company is free and clear of any liens, other than any Security Interest (as defined below). For purposes of this Agreement, "Security Interest" shall mean (i) mechanic's, materialmen's and similar liens, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iv) purchase money security interests and (v) other incidental liens that do not materially detract from the value of, or materially interfere with the use of, the Personal Property subject thereto. Each material item of Personal Property owned or leased by the Company is free from material defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (normal wear and tear excepted).

                   3.11 INTENTIONALLY OMITTED

                   3.12 Leases. Schedule 3.12 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases and subleases, including all amendments, modifications and supplemental agreements relating thereto, of real property for office space, service centers and warehouses (specifically excluding storage sheds), identifying separately each ground lease, to which the Company is a party (collectively, the "Leases"). The Leases are in full force and effect, are binding and enforceable against the Company and, to the knowledge of the Stockholder or the Company, the other parties thereto, in accordance with their respective terms and, except as set forth on
         Schedule 3.12, have not been modified, assigned or amended since the date of delivery to the Buyer. Since January 1, 1995, no party to any Lease has sent written notice to the other claiming that such party is in material default thereunder and that such default remains uncured and no portion of any security deposit specified in any Lease has been drawn upon. Except as set forth on Schedule 3.12, there has not occurred any event, to the knowledge of the Stockholder or the Company, which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease that would have a Material Adverse Effect, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default that would have a Material Adverse Effect. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 3.12, will not have any obligation under any agreement or arrangement to which the Company is a party to pay any leasing or brokerage commission upon the renewal of any Lease. The Company does not occupy any real estate except by virtue of ownership or a lease, sublease or license thereof.

                   3.13 Intellectual Property.

                   (a) The Company owns or has the right to use all Intellectual Property (as defined below) used in the operation of the Company's business or reasonably necessary for the operation of the Company's business as presently conducted. The Intellectual Property owned by the Company is not subject to any outstanding judgment, order, decree, stipulation, injunction, lien, security interest or other encumbrance. Except as set forth on Schedule 3.13(a)(i) attached hereto, each item of Intellectual Property owned by or used in the operation of the business of the Company at any time since January 1, 1995 will be owned or available for use by the Company on substantially similar terms and conditions immediately following the Closing. The Company has taken commercially reasonable steps necessary to protect the proprietary nature of each item of Intellectual Property. No other person or entity has any rights to any of the Intellectual Property owned by the Company (except pursuant to Customer Agreements (as defined in Subsection 3.13(c) hereof), or to agreements or licenses specified in Schedule 3.13(c)). To the knowledge of the Stockholder or the Company, after reasonable inquiry, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that the Company owns or uses. For purposes of this Agreement, the term "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) other proprietary rights relating to any of the foregoing and (vii) copies and tangible embodiments thereof. Schedule 3.13(a)(ii) attached hereto sets forth a true, correct and complete list of all material Intellectual Property owned by the Company and described in clauses (i) and (ii) of the preceding sentence, along with all copyright registrations and computer software developed by the Company which is used by the Company for major transactions and information systems used by the Company in delivering maintenance or repair services. Notwithstanding the foregoing, Intellectual Property does not include any trademarks, service marks, trade dress, logos, tradenames and corporate names and registrations and applications for registrations thereof in any country other than the United States and Mexico, whether listed on Schedule 3.13(a)(ii) or not.

                   (b) To the knowledge of the Stockholder or the Company, after reasonable inquiry, but not including patent infringement clearance searches, none of the activities or business presently conducted by the Company or any Subsidiary, or conducted by the Company at any time within the six years prior to the date of this Agreement, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity, other than any such infringement, violation or misappropriation which would not have a Material Adverse Effect. Neither the Company nor the Stockholder has received, at any time within the six years prior to the date of this Agreement, any written complaint, claim or notice alleging any outstanding or unresolved infringement, violation or misappropriation.

                   (c) Schedule 3.13(c) attached hereto identifies each license or other agreement pursuant to which the Company has granted any rights to any third party with respect to any of its Intellectual Property, except pursuant to agreements (including supplements) entered into in the ordinary course of the Company's business between the Company and an end-user for the provision of goods or services (the "Customer Agreements").

                   (d) Except as set forth on Schedule 3.13(d) attached hereto, and pursuant to the Contracts listed on Schedules 3.17(a)(i) through
         (viii) attached hereto and the Customer Agreements, the Company has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property that the Company owns or uses.

                   (e) Schedule 3.13(e) attached hereto identifies each material license, sublicense or other agreement pursuant to which the Company uses material items of Intellectual Property that are owned by a party other than the Company and are reasonably necessary to conduct the business as presently conducted.

                   (f) Except as set forth in Schedule 3.13(f), with respect to each such material item of Intellectual Property identified on Schedule 3.13(e):

                        (i) the license, sublicense or other agreement, covering such item is a valid and binding agreement of the Company, enforceable in accordance with its terms;

                       (ii) such license, sublicense or other agreement will continue to be valid and binding, enforceable in accordance with its terms, immediately following the Closing as in effect prior to the Closing;

                      (iii) neither the Company nor, to the knowledge of the Stockholder or the Company, any other party to such license, sublicense or other agreement is in material breach or default, and no event has occurred which with the passage of time or giving notice or both would constitute a material breach or default, result in a loss of material rights or result in the creation of any material lien, charge or encumbrance thereunder or pursuant thereto or permit termination, material modification or acceleration thereunder; and

                       (iv) to the knowledge of the Stockholder or the Company, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction.

                   3.14 Property of Third Parties for Use in Repair or other Customer Commitments. The personal property (including, without limitation, inventory, spare parts, equipment and software programs) owned or leased by third parties maintained or stored at any of the offices of the Company which are used to provide services to customers of the Company has been maintained such that upon the return of such property to its owner or lessor, in its present condition, there will be no material difference in the quality and quantity of property returned to its owner or lessor when reconciled with the records of the owner or lessor. For purposes of this Subsection 3.14, "material difference" shall mean a deficiency of more than ten percent (10%) in the value/amount of such property per owner or lessor.

                   3.15   Tax Matters.

                   (a) Except as set forth on Schedule 3.15(a) attached hereto, the Company has filed in a timely manner (including permitted extensions) all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has timely paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The accruals and reserves for Taxes set forth on the Current Balance Sheet and Closing Statement and described on Schedule 3.15(a) (excluding any assets, accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) are, or will be, sufficient to pay all unpaid Taxes attributable (on an accrual basis) to all periods ended (or deemed pursuant to Subsection 12.11 to end) on or before the date of the Current Balance Sheet or the Closing Statement, as the case may be. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company (a "Consolidated Group") during a prior period) other than the Company. Except as set forth on Schedule 3.15(a), all

         Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper federal, state, foreign or local court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory body, authority or agency (a "Governmental Entity"). There are no liens for Taxes on the assets of the Company. For purposes of this Agreement, the term "Taxes" means all taxes, including without limitation net income, gross income, profits income, lease, service, service use, severance, stamp, occupation, windfall profits, customs duties, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, the term "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                   (b) The Stockholder has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the taxable years ended December 31, 1992 through December 31, 1994 and will deliver such items for the taxable year ending on December 31, 1995 when such returns are filed and as it receives such reports and statements. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service for all taxable years through December 31, 1991 and the agreed upon deficiencies resulting from such audit relating to the Company have been or will be paid by the Company. Except as set forth on Schedule 12.16 attached hereto, no examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Stockholder or the Company, threatened or contemplated.

                   (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company is subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Except for the BellSouth Corporation Consolidated Federal Income Tax Allocation Policy, the Company is not a party to or bound by any Tax allocation, Tax indemnity or Tax-sharing agreement. Except as set forth in Schedule 3.15(a), the Company has not waived any statute of limitations in the jurisdiction of any taxing authority with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                   (d) All separate written elections with respect to Taxes as of the date hereof are set forth in Schedule 3.15(d) attached hereto. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of the former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest of which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. The Company has not agreed to make and is not required to make any adjustment under
         Section 481 of the Code by reason of a change in accounting method or otherwise. The Company has not participated in or cooperated with, and will not participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code nor has the Company had operations which are or may hereafter become reportable under Section 999 of the Code. Except for operations in Guam and Puerto Rico, the Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. The Company is not a party to any joint venture, partnership or other arrangement or contract that is or should be treated as a partnership for federal income tax purposes.

                   (e) With the exception of the group of which only the Stockholder and one or more of its subsidiaries were members, neither the Stockholder, the Company nor any of their subsidiaries is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which the Stockholder is presently a member. Except as set forth on Schedule 3.15(e) attached hereto, the Company has not engaged in any transaction with any member of an "affiliated group" of corporations of which the Company is a member which would be accounted for as a "deferred intercompany transaction" within the meaning of Treasury Regulation
         Section 1.1502-13, except to the extent gain from any such transaction, when aggregated with all such transactions occurring during the calendar year does not, exceed $50,000. The Company has not made an election under Treasury Regulation Section 1.1502-20(g) nor has had its net operating losses or capital losses made subject to such an election by a common parent of a Consolidated Group. The Company is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                   (f) Except as set forth on Schedule 3.15(f) attached hereto, the Company has not paid or incurred any penalty, fine or addition to Tax in respect of any filing or failure to file any Tax Return, or any failure to timely pay any Tax, or in respect of any other claim or assessment by any taxing authority in respect of any Taxes.

                   (g) The Company has not been a "target" or "target affiliate" as the result of an election or deemed election under Section 338 of the Code.

                   (h) The Company is not a party to any agreement, contract, arrangement or plan that has resulted, or will result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                   (i) The Stockholder is not a person other than a United States person within the meaning of the Code.

                   (j) The Stockholder is eligible to make an election under
         Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the Company.

                   3.16 Books and Records. Except as set forth on Schedule 3.16 attached hereto, the general ledgers and books of account of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

                   3.17   Contracts and Commitments.

                          (a) Schedules 3.17(a)(i) through (viii) attached hereto contain a true, complete and correct list of the following contracts and agreements, whether written or oral, requiring the payment or receipt by the Company of $100,000 or more during any fiscal year (except as specifically noted below) (collectively, the "Contracts"):

                               (i)  all loan agreements, indentures,
         mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

                              (ii)  all pledges, conditional sale or title
         retention agreements, security agreements, personal property leases and lease purchase agreements, other than purchase money security interests, to which the Company is a party or by which the Company or any of its property is bound;

                             (iii)  Customer Agreements with Significant
         Customers;

                              (iv)  regardless of the amount payable
         thereunder, all collective bargaining agreements, employment and consulting agreements, non-disclosure or confidentiality agreements (other than those executed in the ordinary course of business by employees, agents or independent contractors of the Company) to which the Company is a party or by which the Company or any of its property is bound;

                               (v)  all agency, distributor, sales
         representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

                              (vi)  all contracts, agreements or other
         understandings or arrangements between the Company and the Stockholder or any of their Affiliates;

                             (vii)  regardless of the amount payable
         thereunder, all contracts and agreements relating to past disposal of waste (whether or not hazardous); and

                            (viii) any other material agreements or contracts entered into by the Company for the provision of software products or services principally relating to the maintenance and repair services performed by the Company and specifically excluding such agreements relating solely to administrative products and services, such as contracts with Federal Express and United Parcel Service, but excluding any agreement listed on Schedule 3.13(e).

                          (b) (i)   Each Contract is a valid and binding
         agreement of the Company, enforceable against the Company in accordance with its terms, and neither the Stockholder nor the Company has any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                              (ii)  except as set forth on Schedule
         3.17(b)(ii) attached hereto, the Company is not in material breach of or material default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a material breach or default, result in a loss of material rights or result in the creation of any material lien, charge or encumbrance, thereunder or pursuant thereto;

                             (iii) except as set forth on Schedule 3.17(b)(iii), to the knowledge of the Stockholder or the Company, after reasonable inquiry, there is no existing material breach or material default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a material default by such other party, result in a loss of material rights or result in the creation of any material lien, charge or encumbrance thereunder or pursuant thereto;

                              (iv) except as set forth on Schedule
         3.17(b)(iv) attached hereto, no Contract is expected to be performed at, or to result in, a loss, except as part of a larger agreement or arrangement which is profitable when taken as a whole; and

                               (v) except as set forth on Schedule
         3.17(b)(v) attached hereto, the Company has not experienced any shortages of material components or other supplies required to perform maintenance services (collectively "Supplies") within the twelve (12) month period preceding the date hereof, and the Company has on hand, or has reason to believe it can timely obtain, on terms substantially similar to the terms on which they have obtained in the past, a sufficient quantity of Supplies to perform its obligations under the Customer Agreements.

                   3.18 Consents of Third Parties. Set forth on Schedule 3.18 attached hereto is a true, correct and complete list of all material consents and approvals of third parties (other than Governmental Entities) that are required in connection with the consummation by the Stockholder or the Company of the transactions contemplated by this Agreement, including, but not limited to, any consents or approvals required under any customer or supplier agreement or any Contract.

                   3.19 Compliance with Agreements and Laws. Except as set forth on Schedule 3.19 attached hereto, the Company has all material licenses, permits, approvals and certificates from federal, state and local authorities reasonably necessary to conduct its business and own and operate its assets (collectively, the "Permits"), all of which are assignable to the Buyer without the consent of any Governmental Entity or other party. The business and assets of the Company as conducted since January 1, 1995 have complied, and on the date hereof comply in all material respects, with all applicable federal, state, local or foreign laws, regulations, ordinances, permits or orders (including, but not limited to, any of the foregoing relating to employment or employment discrimination, occupational safety or corrupt practices). The Company has not had any notice or communication from any federal, state, local or foreign governmental or regulatory authority or otherwise since January 1, 1993 of any such violation or noncompliance.

                   3.20   Environmental Matters

                          (a) Except as set forth on Schedule 3.20(a) attached hereto, the operations of the Company have complied, and on the date hereof comply in all material respects, with all applicable Environmental Laws. There is no pending or, to the knowledge of the Stockholder and the Company, threatened administrative, civil or criminal litigation, notice of violation, administrative proceeding, or investigation, inquiry or information request by any other party, including, without limitation, any Governmental Entity, relating to any
         (i) Environmental Law involving or related to the Company, any predecessor business or company acquired by the Company or any present subsidiary or affiliate; or (ii) to any parcel of real property now owned, operated or controlled by the Company, or predecessor business or company acquired by the Company. For purposes of this Agreement, the term "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, administrative or judicial order or common law in any way relating to the environment or occupational health and safety.

                   Without limiting the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Emergency Planning and Community Right-To-Know Act, the Occupational Safety and Health Act, any and all amendments thereto, all state analogs, and all rules or regulations promulgated under any of them.

                   (b) Except as set forth on Schedule 3.20(b) attached hereto, to the knowledge of the Stockholder or the Company, after reasonable inquiry, there has been no release to the environment at any real property now owned, operated or controlled by the Company, or by a predecessor business or company acquired by the Company, that: (i) violated in any material respect any law, including any Environmental Law; (ii) resulted in any obligation to investigate, report, or in any way, address the release under any Environmental Law; or (iii) has given rise to a claim against the Company or predecessor business or company acquired by the Company.

                   (c) For purposes of this Agreement, the terms "release," "environment," "contaminant," "pollutant," "petroleum" (including petroleum-containing products and petroleum fractions), and "hazardous substance" shall have the same meanings as they do in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. For purposes of this Agreement, the terms "waste," "solid waste," "pollutant" and "contaminant" shall have the same meanings as they do in the Resource Conservation and Recovery Act, as amended. For purposes of this Agreement, the terms "toxic material" and "chemical substance" shall have the meanings set forth in the Toxic Substances Control Act.

                   (d) To the knowledge of the Stockholder or the Company, after reasonable inquiry, no wastes, hazardous substances, pollutants or contaminants generated by the Company have been transported, stored or disposed of in a way that materially violated any Environmental Law, or in a way that has given rise to a claim of liability against the Company, or predecessor business or company acquired by the Company, or, if the Closing occurs, against the Buyer.

                   (e) No liens have arisen under or pursuant to any Environmental Law on any real property or facility owned, operated or controlled by the Company, or by a predecessor business or company acquired by the Company, and no action has been taken by any government entity or, to the knowledge of the Company or the Stockholder, is contemplated, threatened or in process, that subjects any such property or facility to such a lien, in connection with the presence of any material in any way regulated by an Environmental Law.

                   (f) Set forth on Schedule 3.20(f) attached hereto is a list of all material environmental reports (including all evaluations of whether properties, facilities or operations comply with Environmental
         Laws), investigations and audits known by the Company to exist, after reasonable inquiry ("Environmental Reports"), relating to any real property, operation or facility now or formerly owned or controlled by the Company or by any predecessor business or company acquired by the Company or by any current or former subsidiary of the Company.

                   (g) Neither the Company nor the Stockholder is aware of any environmental liability of any transporter (an "Environmental Transporter") or treatment, storage, recycling or disposal facility (an "Environmental Disposal Facility") relating in any way to a material or waste originating at a facility now or formerly owned by the Company or a current subsidiary of the

         Company or for which the Company may be responsible pursuant to any Environmental Law.

                   (h) To the knowledge of the Stockholder or the Company, after reasonable inquiry, the Company possesses, in a current and complete form, all material permits, approvals, authorizations or other documents which are required pursuant to any Environmental Law in order to lawfully conduct the business of the Company as presently conducted (the "Environmental Permits"), and all applications and certifications relating to those permits are true and accurate.

                   3.21   Employee Relations.

                          (a) Except as set forth on Schedule 3.21(a) attached hereto, the Company is in material compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no material arrearages in the payment of wages or social security taxes which would violate applicable law.

                          (b)  Except as set forth on Schedule 3.21(b)
         attached hereto:

                               (i)  none of the employees of the Company is
         represented by any labor union;

                              (ii)  there is no unfair labor practice
         complaint against the Company pending before the National Labor Relations Board or any state or local agency;

                             (iii) there is no pending labor strike or other material labor trouble affecting the business of the Company as presently conducted (including, without limitation, any organizational drive);

                              (iv)  there is no material labor grievance
         pending against the Company;

                               (v)  there is no pending representation
         question respecting the employees of the Company;

                              (vi)  there are no pending arbitration
         proceedings arising out of or under any collective bargaining agreement to which the Company is a party, or to the knowledge of the Stockholder or the Company, any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party; and

                             (vii) the Company has no continuing obligation for health, life, medical insurance or other similar fringe benefits in any material amount to any former employee of the Company.

                   3.22   Employee Benefit Plans.

                   (a) Schedule 3.22(a) attached hereto contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company (hereinafter, each such Employee Benefit Plan shall be referred to as a "Company Employee Benefit Plan") at any time on or after January 1, 1990. For purposes of this Agreement, the term "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), any plan that would be an "employee pension benefit plan" or "employee welfare benefit plan" but for the fact that such plan is maintained outside the United States, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation, post-retirement compensation or vacations or similar practices. For purposes of this Agreement, the term "Group Employee Benefit Plan" means an Employee Benefit Plan maintained or contributed to by an ERISA Affiliate (as defined below). For purposes of this Agreement, the term "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes, or included at any time on or after January 1, 1990, the Company. True, correct and complete copies of (i) all Company Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R (including all required Schedules thereto) for the last three plan years for each Company Employee Benefit Plan for which a filing is required, and (v) all employee handbooks, have been delivered by the Stockholder to the Buyer. With respect to each Company Employee Benefit Plan that is a "defined benefit plan," as such term is defined in
         Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer. The financial statements of each funded Company Employee Benefit Plan as of the end of the most recent plan year, and the list of the investments of such Company Employee Benefit Plan as of the most recent plan year end, accurately reflect the financial condition of such funded Company Employee Benefit Plan, and there have been no material changes in such investments since such date. Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms. The Company has in all material respects met its obligations with respect to such Company Employee Benefit Plan and has made all required contributions thereto, and all unpaid amounts properly accrued as liabilities of the Company, have been recorded on the books of the liable entity and there has been no default or violation by any other party with respect to such Company Employee Benefit Plan. Except as set forth on Schedule 3.22(a), all Company Employee Benefit Plans are in compliance, in all material respects, with all applicable laws and regulations, including without limitation ERISA, the Code and the regulations thereunder and, to the extent applicable, foreign law.

                   (b) There are no pending or, to the knowledge of the Stockholder or the Company, threatened investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Company Employee Benefit Plan or asserting any rights or claims to benefits under any Group or Company Employee Benefit Plan that could give rise to any material liability against a Company Employee Benefit Plan or the Company.

                   (c) All the Company Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and any corresponding trust is exempt under Section 501(a) of the Code. Except as set forth on Schedule 3.22(c) attached hereto, the IRS has issued a favorable determination letter with respect to the qualification of each such Company Employee Benefit Plan under the Tax Reform Act of 1986 and subsequent legislation or timely application has been made for such a letter. No such determination letter has been revoked and no such revocation has been threatened, and nothing has occurred since the date of each most recent determination letter that could reasonably be expected to cause the relevant Company Employee Benefit Plan or corresponding trust to lose such qualification or exemption. Except as set forth on Schedule 3.22(c) attached hereto, all Company Employee Benefit Plan assets that are not held by a regulated insurance company are invested in a separate trust, or in a trust with one or more other similar plans under which the assets of each plan are separately accounted for and available only to provide benefits to employees and beneficiaries covered under the Company Employee Benefit Plan and to pay allocable administrative expenses. Each insurance contract through which benefits under a Company Employee Benefit Plan are provided provides benefits only for employees and dependents covered under the Plan. Each Company Employee Benefit Plan is maintained by the Company under a plan document which does not provide for other participating employers except for the Company or any ERISA Affiliate of the Company and no Plan provides or has provided credit with respect to service other than with the Company or any ERISA Affiliate of the Company.

                   (d) The Company has never been required to contribute to a multiemployer plan. The Company will not be liable for any withdrawal liability resulting from a complete or partial withdrawal by an ERISA Affiliate from a multiemployer plan, regardless of when such withdrawal occurs, or any other liability with respect to a multiemployer plan to which an ERISA Affiliate is, or has ever been, required to contribute.

                   (e) The Company will not have any liability for: (i) any Group Employee Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, which has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (ii) any failure by the Company to pay any amounts due and owing as required by the terms of any Group or Company Employee Benefit Plan; (iii) any "reportable event" within the meaning of Section 4043 of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Group Employee Benefit Plan; (iv) any failure by the Company or any ERISA Affiliate to make any payment to any Group or Company Employee Benefit Plan required under Section 302 of ERISA; (v) any adoption by the Company or any ERISA Affiliate of an amendment to any Group or Company Employee Benefit Plan which requires the provision of security under Section 307 of ERISA; and (vi) any proceedings instituted by the PBGC to terminate a Group or Company Employee Benefit Plan pursuant to Section 4042 of ERISA.

                   (f) The Company would not be liable for any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Group Employee Benefit Plans which are subject to Title IV of ERISA were to terminate whether before or after the Closing.

                   (g) There are no unfunded obligations under any Company Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or applicable state law and insurance conversion privileges under state law.

                   (h) No act or omission has occurred and no condition exists with respect to any Group or Company Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                   (i) Except as set forth in Schedule 3.22(i) attached hereto, no Company Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                   (j) No Company Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Benefit Plan.

                   (k) Schedule 3.22(k) attached hereto discloses each: (i) agreement with any director, officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and
         (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                   3.23 Necessary Properties and Assets. The assets, properties, rights, privileges and franchises of the Company include all the assets, properties, rights, privileges and franchises to permit the Buyer to conduct the business of the Company in substantially the same manner as such business has been conducted prior to the date hereof.

                   3.24 Insurance. Schedule 3.24 attached hereto sets forth a true, correct and complete summary describing the coverages, policy limits, retentions/deductibles and broker of record for all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained on the lives of any of their employees (collectively, the "Insurance Policies"). No claims in an amount in excess of $50,000 have been made under any such Insurance Policy since January 1, 1993. The Insurance Policies are in full force and effect and are in amounts of a nature which are adequate and customary for the Company's business. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no material default under the Insurance Policies. The Company has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 1993 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the knowledge of the Stockholder or the Company, after reasonable inquiry, no such cancellation, amendment or increase of deductibles, retainers or premiums is threatened. The Company does not have any outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and neither the Company has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion which would have a Material Adverse Effect. There are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any material repairs or other material work to be done on or with respect to any of the properties or assets of, the Company.

                   3.25   Absence of Certain Changes or Events.

                          (a) Except as set forth on Schedule 3.25 attached hereto, since the Balance Sheet Date, the Company has not entered into any transaction which is not in the usual and ordinary course of business conducted by the Company prior to the date hereof, and, without limiting the generality of the foregoing, the Company has not:

                               (i)  incurred any obligation or liability
         for borrowed money, other than from its Affiliates (as defined in Section 25 hereof);

                              (ii)  mortgaged, pledged or subjected to
         lien, charge or other encumbrance any of their respective properties or assets other than Security Interests;

                             (iii) sold, assigned or transferred any of its tangible or intangible assets with a sale price of more than $100,000 in excess of book value, except for Field Spare Parts, Inventory or Consumables purchased or sold in the ordinary course of business;

                              (iv)  purchased any tangible or intangible
         assets having a value of more than $250,000, except for Field Spare Parts, Inventory or Consumables purchased in the ordinary course of business or as provided in clause (x) below;

                               (v)  cancelled or discharged any debts or
         claims in a manner inconsistent with existing reserves;

                              (vi) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company, which would have a Material Adverse Effect;

                             (vii) made any material change in the terms, status or funding condition of any Employee Benefit Plan, as defined in Subsection 3.22 hereof;

                            (viii) engaged any new employee for a salary in excess of $75,000 per annum;

                              (ix)  made, or committed to make, any change
         in excess of ten percent (10%) in the compensation payable to any officer, director or employee of the Company or any Subsidiary, or any bonus payment or similar arrangements in excess of $5,000 made to or with any of such officers, directors, employees or agents;

                               (x)  incurred any capital expenditure in
         excess of $250,000 in any instance or $500,000 in the aggregate (other than expenditures for Field Spare Parts, Inventory, Consumables or building improvements); or

                              (xi)  suffered any material adverse change
         which has had a Material Adverse Effect.

                          (b) Neither the Company nor the Stockholder have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a Material Adverse Effect.

                   3.26 Customers. Schedule 3.26 attached hereto sets forth a true, correct and complete list of the names of each customer of the Company which accounted for more than one percent (1%) of the consolidated revenues of the Company in the fiscal year ended December 31, 1995 (the "Significant Customers"). To the knowledge of the Stockholder or the Company, no material adverse event or material failure of performance on the part of the Company has occurred under a Customer Agreement with a Significant Customer. Since January 1, 1995, no Significant Customer of the Company has notified the Company that it intends to discontinue or materially reduce its relationship with the Company.

                   3.27 Suppliers. Schedule 3.27 attached hereto sets forth a true, correct and complete list of (i) the names of each of the suppliers of the Company which accounted for a dollar volume of purchases by the Company and the Subsidiaries in excess of $250,000 for the fiscal year ended December 31, 1995, and (ii) the present sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions. The Company is not more than 60 days in arrears in any trade accounts payable or other payments owing to any supplier, other than amounts which are the subject of bona fide disputes for which adequate reserves have been taken.

                   3.28 Warranty and Product Liability Claims. There have been no material warranty and product liability claims, whether pursuant to an agreement or otherwise, other than for maintenance and repair services under the Customer Agreements or for warranty services provided pursuant to partnership agreements, made against the Company or any of the Subsidiaries from January 1, 1995 through the date hereof.

                   3.29 Indebtedness to and from Officers, Directors and Stockholders. The Company is not indebted, directly or indirectly, to any person who is an officer or director or any Affiliate of any such person in any amount in excess of $10,000, any of which amounts have been reflected on the Current Balance Sheet, other than for salaries for services rendered or reimbursable business expenses in any amount in excess of $10,000, and no such officer or director or any Affiliate is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

                   3.30 Banking Facilities. Schedule 3.30 attached hereto sets forth a true, correct and complete list of:

                          (a) each bank, savings and loan or similar financial institution in which the Company or any of the Subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

                          (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

                   3.31 Powers of Attorney and Suretyships. The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor or surety, in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

                   3.32 Conflicts of Interest. No individual who is an officer, director or stockholder of the Company nor, to the knowledge of the Stockholder or the Company, any Affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly,
         (i) an equity interest (representing more than five percent (5%) of the outstanding capital stock) or debt interest (representing an amount equal to more than five percent (5%) of such person or entity's total assets) in, or (ii) served as an officer or director of, any customer, supplier or competitor of the Company.

                   3.33 Regulatory Approvals. Except for compliance with the requirements of the HSR Act, no consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation must be obtained or satisfied by the Stockholder, the Company which are necessary for (i) the execution and delivery by the Stockholder and the Company of this Agreement or any documents to be executed and delivered by the Stockholder or the Company in connection herewith, or (ii) the consummation of the transactions contemplated by this Agreement.

                   3.34 Disclosure. This Agreement, the Exhibits and Schedules attached hereto and any certificate furnished or to be furnished to the Buyer pursuant to Section 8 hereto, insofar as it relates to the Stockholder or the Company, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

              4.   Representations of the Buyer

                   The Buyer represents and warrants to the Stockholder as follows:

                   4.01 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. True, correct and complete copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Stockholder, and no amendments have been made thereto or have been authorized since the date thereof.

                   4.02 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and general principles of equity, regardless of whether applied in equity or at law. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) assuming compliance by the parties with the requirements of the HSR Act, violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound which would have a Material Adverse Effect.

                   4.03 Consents of Third Parties. Set forth on Schedule 4.03 attached hereto is a true, correct and complete list of all material consents and approvals of third parties (other than Governmental Entities) that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

                   4.04 Regulatory Approvals. Except for compliance with the requirements of the HSR Act, no consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation must be obtained or satisfied by the Buyer which are necessary for (i) the execution and delivery by the Buyer of this Agreement or any documents to be executed and delivered by the Buyer in connection herewith, or
         (ii) the consummation of the transactions contemplated by this Agreement.

                   4.05 Disclosure. No representation or warranty by the Buyer in this Agreement or in any Exhibit or Schedule hereto, or in any certificate delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

                   4.06 Investment Representation. The Buyer is acquiring the Shares from the Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

                   4.07 Financing Commitment. The Buyer has adequate financing to consummate the transactions contemplated by this Agreement.

              5.   Access to Information; Public Announcements

                   5.01   Access to Management, Properties and Records.

                          (a) From the date of this Agreement until the Closing Date, the Stockholder and the Company shall afford the authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel (after discussion with the Company's senior management), offices, properties, books and records of the

         Company, so that the Buyer may have reasonable opportunity to make such investigation as it shall reasonably desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Stockholder and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

                          (b) The Buyer shall identify to the Stockholder and the Company all files pertaining to the business or operations of the Company held by any other party, including any federal, state, county or local authorities, agencies or instrumentalities which the Buyer reasonably believes are necessary to its investigation of the Company and the release of which requires the consent of the Stockholder or the Company. Such consent shall not be unreasonably withheld by the Stockholder or the Company. In any case where a release by a present or former employee of the Company or any Subsidiary is necessary, the Stockholder and the Company shall exercise their commercially reasonable efforts to obtain such a release.

                   5.02 Public Announcements. The parties agree that, except as otherwise required by law or any applicable rule or regulation of any securities exchange, any and all public pronouncements or other public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Stockholder and the Buyer, which agreement shall not be unreasonably withheld or delayed. In the event that any party determines that an announcement is required by law or any applicable rule or regulation of any securities exchange, it will so inform the other parties and give them the opportunity to review any such announcement prior to making any such disclosure.

                   5.03 Memorandum; Disclaimer of Projections. The Buyer hereby acknowledges and agrees that neither the Stockholder nor the Company makes any representations or warranties to the Buyer except as specifically made in this Agreement and in the Exhibits and Schedules hereto, and in any certificates to be delivered pursuant to Section 8 hereto. In particular, the Stockholder and the Company do not make any representations or warranties to the Buyer with respect to any financial projections or financial forecasts relating to the Company or Dataserv Mexico. With respect to any such financial projections or financial forecasts delivered by or on behalf of the Stockholder or the Company to the Buyer, the Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such financial projections and financial forecasts, (ii) it is familiar with such uncertainties,

         (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such financial projections and financial forecasts so furnished to it, and (iv) it shall have no claim against the Stockholder or the Company with respect to such financial projections and financial forecasts.

              6.   Pre-Closing Covenants of the Stockholder and the Company

              From and after the date hereof and until the Closing Date:

                   6.01 Conduct of Business. Except as otherwise contemplated by this Agreement, or otherwise agreed to in writing by the Buyer and the Stockholder, during the period from the date of this Agreement to the
         Closing:

                          (a) The Company will, and the Stockholder will cause the Company to:

                               (i)  conduct its business, and otherwise
         operate and maintain its assets, and manage and discharge its liabilities, in the ordinary course, in a manner consistent with its past practices. Without limiting the generality of the foregoing, on or before the Closing Date, the Company will not (A) enter into any material transaction or agreement except in the ordinary course of business; (B) except as otherwise expressly provided in this Agreement, make, accrue or become liable for any compensation, bonus, profit sharing, incentive payment, benefit or similar payment, except for accruals under existing plans, or increase any compensation, bonus, benefit or similar amount payable to any employee other than in the ordinary course of business or enter into, or modify any existing, employment arrangement; (C) sell, lease or otherwise dispose of any material assets, except in the ordinary course of business; or (D) materially change the manner in which the Company's business is being operated on the date of this Agreement; and

                               (ii) to the extent consistent with the
         foregoing, use its commercially reasonable efforts to maintain intact the current business of the Company and, in light of the transactions contemplated hereby, preserve the relationships of the Company with its suppliers, customers and employees.

                          (b) The Company will not enter into any material agreement with the Stockholder or its Affiliates (other than the Company), other than agreements entered into on arms' length terms.

                   6.02 Absence of Material Changes. Without the prior written consent of the Buyer, the Company shall not:

                          (a) take any action to amend its charter documents or bylaws;

                          (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

                          (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations arising in the ordinary course of business, or agree to sell products or perform services, or make any bid to so sell or perform, which are expected to be sold or performed at, or to result in, a loss, except as part of a larger agreement or arrangement which is profitable when taken as a whole;

                          (d) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties, other than in the ordinary course of business;

                          (e) cancel or discharge any debts or claims, except in the ordinary course of business and consistent with existing reserves;

                          (f) merge or consolidate with or into any corporation or other entity;

                          (g) waive any rights of material value;

                          (h) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount, other than in the ordinary course of business;

                          (i) take or permit any act or omission constituting a material breach or default under any material contract, indenture or agreement by which it or its properties are bound;

                          (j) fail to operate its business and maintain its books, accounts and records consistent with past practice and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

                          (k) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments which individually do not exceed $100,000 for each such lease, contract, agreement or understanding;

                          (l) incur any capital expenditure in excess of $250,000 in an instance or $500,000 in the aggregate (other than expenditures for (i) Field Spare Parts, Inventory and Consumables) or
         (ii) renovations to the facility located at 19011 Lake Drive East, Chanhassen, Minnesota 55317 (the "Chanhassen Property");

                          (m) engage any new employee for a salary in excess of $75,000 per annum;

                          (n) materially alter the terms, status or funding condition of any Company Employee Benefit Plan;

                          (o) terminate the employment of any employee, except for cause; or

                          (p) commit or agree to do any of the foregoing in the future.

                   6.03 Delivery of Interim Financial Statements. As promptly as possible following the last day of each month after the date hereof until the Closing Date, and in any event within twenty (20) days after the end of each such month, the Stockholder or the Company shall deliver to the Buyer the consolidated balance sheet of the Stockholder and the related statement of operations for the one-month period then ended.

                   6.04 Communications with Customers and Suppliers. The Company and the Buyer will cooperate in communications with material suppliers and customers to accomplish the transfer of the business of the Company to the Buyer on the Closing Date.

                   6.05 Compliance with Laws. The Company will comply in all material respects with all laws and regulations which are applicable to it or to the conduct of its business and will perform and comply with all material contracts, commitments and obligations by which they are bound.

                   6.06 Continued Truth of Representations and Warranties. Neither the Stockholder nor the Company will take any actions which would result in any of the representations or warranties set forth in Sections 2 and 3 hereof being untrue.

                   6.07 Continuing Obligation to Inform. From time to time prior to the Closing, the Stockholder and the Company will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date; provided, that if the Buyer has the right to terminate this Agreement pursuant to Subsection 13.03 because of such development and the Buyer does not exercise such right within ten (10) business days of the receipt of such supplemental information, such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

                   6.08 Exclusive Dealing. Neither the Stockholder nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (i) with or through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving the Company or its business, (ii) with or through any other party solicit any proposal relating to the acquisition of, or any major transaction involving the Company or its business, or (iii) dispose of any material assets that would constitute a part of the Company's business other than in the ordinary course of business. The Stockholder and the Company agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company or the Stockholder.

                   6.09 Capital Contribution. Before the Closing Date, the Stockholder shall make a capital contribution to the Company in the full amount of (i) any intercompany indebtedness owed by the Company to the Stockholder and its Affiliates as a result of any working capital advances and all accrued interest thereon, and (ii) any funding obligations to a voluntary employee's beneficiary association (the "VEBA Contribution"), as of the Closing Date. Upon such contribution, all intercompany liabilities of (a) the Company or (except Excluded Intercompany Indebtedness, as defined below) to the Stockholder or any of its Affiliates, or (b) the Stockholder or any of its Affiliates to the Company or (other than Excluded Intercompany Indebtedness of the type described in clause (i) of the definition set forth below), shall be cancelled, released and discharged. The term "Excluded Intercompany Indebtedness" shall mean intercompany indebtedness or liabilities (i) in respect of goods or services provided by one person to the other, and (ii) other customary trade payables.

                   6.10 Assignment of Assets and Liabilities of Dataserv Mexico. On the Closing Date, the Stockholder shall cause Dataserv Mexico to assign to Wang de Mexico S.A. de C.V., which is an Affiliate of the Buyer, all of the assets and liabilities of Dataserv Mexico set forth on Schedule 6.10 attached hereto. Such assignment shall be in full settlement of the intercompany debt due from Dataserv Mexico to the Company. Notwithstanding the foregoing, any and all restructuring liabilities with respect to Dataserv Mexico, including but not limited to severance obligations, shall remain the obligation of the Stockholder. After the Closing Date, the Buyer shall take such actions as are reasonably requested by the Stockholder, at the Stockholder's expense, to assist in the liquidation of Dataserv Mexico.

                   6.11 HSR Act Notification. Each of the Buyer and Seller shall file or cause to be filed a premerger notification and report form under the HSR Act, as soon as practicable after the date hereof, unless such filings have already been made, and shall promptly comply with or cause prompt compliance with any additional requests for information including any "second request" from the Department of Justice or the Federal Trade Commission. The Buyer's and Seller's obligations hereunder to close the transaction which is the subject of this Agreement are contingent upon the receipt of early termination or the expiration of the waiting period under the HSR Act.

                   6.12 Chanhassen Property. Before the Closing Date, (i) the Company shall convey, assign and transfer the Chanhassen Property to the Stockholder or one of its Affiliates (the "Chanhassen Transferee") and (ii) the Chanhassen Transferee, the Buyer and the Company shall negotiate a lease for the Chanhassen Property (the "Chanhassen Lease") containing the material terms set forth on Schedule 6.12 attached hereto and such other terms as the parties may agree.

                   6.13 Assignment and Assumption of Litigation Rights, Titles, Interests and Obligations. On the Closing Date, the Stockholder shall assign all right, title and interest to the Buyer in, and the Buyer shall assume all obligations related to, the litigation matters set forth on Schedule 3.07.

              7.   Best Efforts to Obtain Satisfaction of Conditions

                   The Stockholder, the Company and the Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

              8.   Conditions to Obligations of the Buyer

                   The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                   8.01 Continued Truth of Representations and Warranties of the Stockholder and the Company; Compliance with Covenants and Obligations. The representations and warranties of the Stockholder and the Company shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing
         Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Stockholder and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

                   8.02 Performance by the Stockholder and the Company. At the Closing, each of the Stockholder and the Company shall have delivered to the Buyer a certificate signed by each the President and Chief Financial Officer of the Stockholder and the Company, as the case may be, as to their compliance with Subsection 8.01 hereof.

                   8.03 Absence of Material Adverse Change. Since December 31, 1995, the Company shall not have suffered or, to the knowledge of the Stockholder or the Company, had threatened any material adverse change which could reasonably be expected to have a Material Adverse Effect.

                   8.04 HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

                   8.05 Consent of Third Parties. The Stockholder and the Company shall have received all requisite consents and approvals of all
         (i) third parties whose consent or approval is required in order for the Stockholder and the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 3.18 attached hereto and (ii) customers set forth on
         Schedule 8.05 attached hereto, each of which accounted for more than ten percent (10%) of the consolidated revenues for the Company in the fiscal year ended December 31, 1995. The Buyer will work in good faith to assist the Stockholder and the Company in obtaining the consents of the customers set forth on Schedule 8.05.

                   8.06 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might, in the reasonable opinion of Buyer, materially and adversely affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

                   8.07 Opinion of Counsel. The Buyer shall have received an opinion of Dorsey & Whitney, counsel to the Stockholder and the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

                   8.08 Chanhassen Lease. The Buyer, the Company and the Chanhassen Transferee shall have executed the Chanhassen Lease.

                   8.09 Guaranty. BBS Holdings, Inc., the parent of the Stockholder, shall have executed the Guaranty attached hereto as Exhibit B.

                   8.10 Acknowledgment Letter. BellSouth Corporation shall have executed a letter acknowledging its obligations as an Affiliate of the Stockholder pursuant to Subsection 11.05 hereof.

                   8.11 Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                          (a) the stock certificates representing the Shares duly endorsed in accordance with Subsection 1.01 of this Agreement;

                          (b) such certificates of the Company's officers and of the Stockholder and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Buyer shall reasonably request;

                          (c) a certificate of the Secretary of State of the State of Minnesota as to the legal existence and good standing (including tax) of the Company in Minnesota;

                          (d) certificates of the Secretary of State in each state in which (i) the Company maintains an office or other facility or
         (ii) the Company generated five percent (5%) or more of its revenues in the fiscal year ending December 31, 1995, as to the due qualification and good standing of the Company in each such jurisdiction;

                          (e) certificates of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.01;

                          (f) an estoppel certificate from Capp Industries Limited Partnership consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company or such Subsidiary under the Lease for 6901 West Old Shakopee Road, Bloomington, MN 55438;

                          (g) written resignations of all members of the Company's Board of Directors;

                          (h) the original corporate minute books of the Company and all corporate seals;

                          (i) a current certificate of occupancy for the Chanhassen Property, to the extent then available, from the applicable Governmental Entity;

                          (j) any elections or forms required to be delivered by the Stockholder pursuant to Section 12 hereof; and

                          (k) a cross receipt executed by the Buyer and the Stockholder.

              9.   Conditions to Obligations of the Stockholder

                   The obligations of the Stockholder under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Stockholder:

                   9.01 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Stockholder. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                   9.02 Performance by the Buyer. At the Closing, the Buyer shall have delivered to the Stockholder a certificate signed by each of the Senior Vice President and the Secretary of the Buyer as to its compliance with Subsection 9.01 hereof.

                   9.03 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

                   9.04 HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

                   9.05 Consents of Third Parties. The Buyer shall have received all requisite consents and approvals of all third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 4.03 attached hereto.

                   9.06 Opinion of Counsel. The Stockholder shall have received an opinion of Hale and Dorr, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C, and as to such other matters as may be reasonably requested by the Stockholder or its counsel.

                   9.07 Closing Deliveries. The Stockholder shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                          (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 9 as the Stockholder shall reasonably request;

                          (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

                          (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 4.01;

                          (d) payment of the Base Purchase Price; and

                          (e) a cross receipt executed by the Buyer and the Stockholder.

              10.  Indemnification

                   10.01 By the Stockholder. If the Closing occurs, the Stockholder hereby agrees, subject to the provisions of this Section 10, to indemnify and hold harmless the Buyer and the Company from and against all claims, damages, losses and liabilities, and all reasonable costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions which are subject to this Section 10) (collectively, the "Losses") in connection with each and all of the following:

                          (a) any misrepresentation or breach of any representation or warranty made by the Stockholder or the Company in this Agreement, in any Exhibit or Schedule attached hereto, or in any certificate furnished by the Stockholder or the Company pursuant to
         Section 8 of this Agreement;

                          (b) any breach of any covenant, agreement or obligation of the Stockholder or the Company contained in this Agreement or any other agreement, instrument or document executed in connection with this Agreement;

                          (c) any violation on or prior to the Closing Date by the Company of, or any failure on or prior to the Closing Date by the Company to comply with, any Environmental Law or Environmental Permit requirement applicable solely to on-site operations at the Chanhassen Property, whether or not any such violation or failure to comply has been disclosed to the Buyer;

                          (d) any claim brought against the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any analogous Minnesota statute, arising from the improper disposal of any material or waste, or the actual or alleged release or threatened release of any waste or material to the environment, including, without limitation, wastes, contaminants, pollutants, hazardous wastes, solid wastes and hazardous substances or materials, to the extent the claim relates to or involves an event which occurred or existed, in whole or in part, on or before the Closing Date;

                          (e) any claim relating to any assets sold (other than products sold in the ordinary course of business) set forth on Schedule 10.01(e) attached hereto by the Company prior to the Closing Date;

                          (f) any Tax liabilities or obligations of the Company;

                          (g) any claims against, or liabilities or obligations of, the Company with respect to obligations under Group Employee Benefit Plans (excluding any Company Benefit Plans) and the Deferred Compensation Plan referred to in Subsection 11.03 hereof; and

                          (h) any claims arising on or prior to the Closing Date against the BellSouth Corporation Employee Benefits Health Care Trust (the "Health Care Trust") for dental benefits under the Dataserv, Inc. Dental Plan (the "Dental Plan") in an amount in excess of the VEBA Contribution.

                   10.02 By the Buyer. If the Closing occurs, the Buyer hereby agrees, subject to the provisions of this Article 10, to indemnify and hold harmless the Stockholder from and against all Losses in connection with each and all of the following:

                          (a) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, in any Exhibit or Schedule attached hereto or in any certificate furnished by the Buyer pursuant to Section 8 of this Agreement;

                          (b) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other agreement, instrument or document executed in connection with this Agreement;

                          (c) any claims arising on or prior to the Closing Date against the Health Care Trust for dental benefits under the Dental Plan; and

                          (d) litigation suits, actions, proceedings or matters set forth on Schedule 3.07.

                   10.03 Claims for Indemnification. In order to seek indemnification under this Section 10, the party entitled to indemnification (the "Indemnified Party"), shall, promptly after obtaining knowledge of any claim against, or Loss by, the Indemnified Party as to which indemnification may be sought, notify the indemnifying party (the "Indemnifying Party") of such claim and, when or to the extent known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall be delivered within twenty (20) business days after receipt, shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall have attached to such notice all material pleadings, correspondence and other materials related to such claim, the absence of which attachment shall not, however, impair the Indemnified Party's rights hereunder. The Indemnified

         Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 10.04 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim in accordance with Subsection 10.04.

                   10.04  Defense by the Indemnifying Party.

                          (a) In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps reasonably necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

                          (b) If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) business days after the date notice of such claim is delivered by the Indemnified Party to the Indemnifying Party as set forth above: (i) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, on such terms as the Indemnified Party may reasonably deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party's determination as to the manner of the defense of such third party claim or the amount or nature of any such settlement shall be binding on the Indemnifying Party.

                          (c) The parties hereto shall furnish the party assuming the defense of any action or legal proceeding pursuant to this Subsection 10.04 in reasonable detail such information as such parties may have with respect to such action or legal proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and the parties hereto shall make available to the party assuming the defense of any action or legal proceeding pursuant to this Subsection 10.04 and its representatives all records and other similar materials which are reasonably required in the defense of such action or legal proceeding and shall otherwise cooperate with and assist the party assuming the defense of any action or legal proceeding pursuant to this Subsection
         10.04 in the defense of such action or legal proceeding.

                          (d) In the event that the Indemnified Party assumes the defense of any action or legal proceeding, the costs of counsel included in the indemnifiable Losses shall be limited to the reasonable costs and expenses of only one legal firm, except as otherwise agreed by the parties.

                   10.05 Payment of Indemnification Obligation. Any amount payable pursuant to Section 10 shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability, on or before the fifth business day after the final resolution, by agreement or otherwise, of the applicable indemnification claim.

                   10.06 Survival of Representations and Agreements; Claims for Indemnification.

                          (a) All representations and warranties and all covenants, agreements and obligations made by the Stockholder and the Company in this Agreement, in any Exhibit or Schedule thereto, or in any certificate furnished in connection with Section 8 of this Agreement shall survive the Closing and any investigation at any time made by or on behalf of the Buyer. All such representations and warranties (but not the covenants, agreements and other obligations set forth in Sections 11, 12, 14, 20 and 21 of this Agreement) shall expire on October 31, 1997, except that (i) the representations and warranties of the Stockholder set forth in Section 2 and the Stockholder and the Company set forth in Subsections 3.1, 3.2 and 3.4 shall survive the Closing indefinitely; (ii) the representations and warranties of the Stockholder set forth in Subsections 3.13, 3.15 and, insofar as the representations and warranties set forth in Subsection 3.22 relate to Group Employee Benefit Plans, 3.22 and Section 12 (including the covenants, agreements and obligations set forth in Section 12) shall survive the Closing until expiration of all, if



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









         any, applicable statutes of limitation, provided that the representations and warranties set forth in Subsection 3.13 shall survive the Closing until the sixth anniversary of the Closing Date;
         (iii) the representations and warranties of the Stockholder and the Company set forth in Subsection 3.19, insofar as they relate to laws which are not the specific subject of another representation or warranty, shall survive the Closing until the earlier to occur of (A) the expiration of all, if any, applicable statutes of limitations or
         (B) the third anniversary of the Closing Date; (iv) the indemnity agreements set forth in clause (c) of Subsection 10.01 shall survive the Closing until expiration of all, if any, applicable statutes of limitation; (v) the indemnity agreements set forth in clause (d) of Subsection 10.01 shall survive the Closing until the tenth anniversary of the Closing Date; and (vi) the indemnity agreements set forth in clauses (e), (f), (g) and (h) of Subsection 10.01 shall survive the Closing until the expiration of all, if any, applicable statutes of limitation. Any claim based upon fraud or a willful misrepresentation by the Stockholder or the Company shall survive the Closing subject to the applicable statutes of limitation. Any claims asserted in writing prior to the expiration of the representation, warranty or agreement that is the basis for such claim, if any, as provided in this Subsection 10.06, shall survive for purposes of such claim until such claim is finally resolved and satisfied in full.

                          (b) All representations and warranties and all covenants, agreements and obligations made by the Buyer in this Agreement or in any certificate furnished pursuant to Section 8 of this Agreement, shall survive the Closing and any investigation made by or on behalf of the Stockholder. All such representations and warranties (but not the covenants, agreements and other obligations) shall expire on October 31, 1997, except that the indemnity agreements set forth in clauses (c) and (d) of Subsection 10.02 shall survive the Closing until expiration of all applicable statutes of limitation.

                   10.07  Limitations.   Notwithstanding anything to the
         contrary herein:

                          (a) the Stockholder shall be liable under this Section 10 for only that portion of the aggregate Losses which exceeds $250,000, except that such limitation shall not apply and the Stockholder shall be liable for (i) all Losses arising out of or related to misrepresentations and breaches of the representations and warranties of the Stockholder contained in Section 2 and the Stockholder and the Company in Subsections 3.15 and, insofar as the representations and warranties set forth in Subsection 3.22 relate to Group Employee Benefit Plans, 3.22 and Section 12 (including the covenants, agreements and other obligations set forth in Section 12) and (ii) all Losses arising out of or related to any fraudulent or willful misrepresentation or fraudulent or willful breach of the representations or warranties contained in
         Section 3;

                          (b) The aggregate liability of the Stockholder in respect to the matters set forth in this Section 10 shall not exceed the Adjusted Purchase Price, except that such limitation shall not be applicable to Losses arising out of or related to (i) any misrepresentation or breach of warranty or representation set forth in
         Section 2 and Subsections 3.15 and, insofar as the representations and warranties set forth in Subsection 3.22 relate to Group Employee Benefit Plans, 3.22 and Section 12 (including the covenants, agreements and other obligations set forth in Section 12) hereof, (ii) any fraudulent or willful misrepresentation or fraudulent or willful breach of any warranty and representation contained in Sections 2 or 3 hereof, or (iii) the indemnity agreements set forth in clauses (c), (e), (f),
         (g) and (h) of Subsection 10.01;

                          (c) The Stockholder's aggregate liability for Losses solely arising out of or related to the indemnity agreements set forth in clause (d) of Subsection 10.01 shall be reduced on the first day after each anniversary of the Closing Date by an amount equal to ten percent (10%) of the Adjusted Purchase Price until reduced to zero; and

                          (d) The Buyer's aggregate liability for Losses arising out of the indemnity agreement set forth in clause (c) of Subsection
         10.02 shall not exceed the amount of the VEBA Contribution.

                   10.08 Exclusive Remedy. Except for remedies that cannot be waived as a matter of law, including, without limitation, claims under applicable state and federal securities' laws, the indemnification obligations under this Section 10 and the indemnities and procedures set forth in Sections 11, 12, 14, 20 and 21, if applicable, shall be the sole and the exclusive remedy of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement under this Agreement, or any Exhibit or Schedule thereto, by any party hereto or any certificate delivered pursuant to Section 8 herewith, except that nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have at equity for injunctive relief or specific performance. To the extent that any provisions of this Section 10 are inconsistent with the provisions of Section 12, the provisions of Section 12 shall have precedence.

                   10.09 Cure. No party shall be entitled to indemnification under this Section 10 with respect to any claim if the Indemnifying Party, within thirty (30) days after its receipt of the notice from the Indemnified Party required by Section 10.03, cures or corrects the set of facts which form the basis for such claim and the Indemnified Party does not incur any Losses with respect to such claim.

                   10.10 Recoveries. The determination of any amounts indemnifiable under this Section 10 shall take into account: (a) the net tax benefit with respect to such indemnified claim received by the Indemnified Party; and (b) any other recovery or benefit with respect to such indemnified claim received by the Indemnified Party from any other person or entity or Governmental Entity, net of any expenses actually incurred in obtaining such recovery or benefit. If an Indemnified Party later receives such a recovery or benefit after receipt of payment from the Indemnifying Party pursuant to this Section 10, then the amount of such recovery or benefit, after taking into account the effect of the preceding sentence, shall be paid to the Indemnifying Party. The parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable pursuant to
         Section 10 shall be treated (and reported on all applicable Tax Returns) as adjustments to the purchase price payable by the Buyer to the Stockholder for the Shares.

              11.  Post-Closing Agreements

                   The Stockholder agrees that from and after the Closing Date:

                   11.01  Confidentiality.

                          (a) As used in this Subsection 11.01, the term "Confidential Information" means any information, technical data or know-how of a party and its Affiliates, including, without limitation, that which relates to such party's business plans, financial plans and projections; pending and proposed acquisitions, securities offerings and financings; joint ventures; research and development; products and product plans, system design and construction plans; operational and hiring matters; accounting; customers; developments; inventions; processes; designs and engineering; marketing, sales and pricing; and finances; that (i) is disclosed by or on behalf of such party to the other party, or (ii) is produced, developed or learned in connection with the working relationship between the parties and any information, technical data or know-how that contain or reflect any of the foregoing, whether prepared by either party or by any other person or entity. Confidential Information does not include information, technical data or know-how that (x) (1) was


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









         in the possession of the receiving party prior to the time of disclosure; (2) is independently developed by the receiving party without reference to or reliance upon any Confidential Information; (3) prior to or after the time of disclosure becomes generally available to the public, not as a result of any breach of this Agreement by the receiving party or its employees, directors, officers, attorneys, lenders, advisors or agents; or (4) is lawfully acquired by the receiving party from sources other than the other party and not known by the receiving party to be subject to a confidentiality agreement by which either party is bound; or (y) is approved by the disclosing party in writing for release; provided, however, that from and after the Closing Date the Confidential Information of the Buyer entitled to protection under this Subsection 11.01 shall include any of the foregoing that constitutes Confidential Information of the Company prior to Closing. In such case, the Stockholder shall be deemed to be the receiving party of such Confidential Information and exclusion
         (x)(1) set forth in the preceding sentence shall not be available to the Stockholder.

                          (b) Each party agrees to hold all Confidential Information of the other party in confidence and not to use any Confidential Information of the other party for any purpose except in connection with the transactions contemplated hereby. Each party will not copy any Confidential Information except for such use or disclose any Confidential Information of the other party to any other person or entity except (i) to its employees, directors, officers, attorneys, lenders, advisors and agents who are required to have the information in connection with the transactions contemplated hereby (it being agreed that each party shall direct all such persons or entities to comply with the disclosure limitations of this Agreement and that the receiving party shall be responsible for any breach of this Agreement by such persons or entities) and (ii) as expressly provided by paragraph (c) of this Subsection 11.01 below. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of persons or entities other than those persons or entities authorized hereunder to have such information, which measures shall include, without limitation, the same degree of care that such party utilizes to protect its own confidential information of a similar nature. Each party agrees to notify the other party promptly in writing of any misuse or misappropriation of Confidential Information of the other party that may come to its attention.

                          (c) If the receiving party becomes legally compelled (by request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential



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









         Information, the receiving party shall provide the other party with prompt prior written notice of such requirement so that such party may seek a protective order or other appropriate remedy and/ or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, the receiving party agrees to furnish only that portion of the Confidential Information that such party is advised by written opinion of counsel is legally required and to exercise its reasonable efforts to obtain assurance that confidential treatment will be afforded such Confidential Information.

                          (d) All Confidential Information of a party in whatever form shall at all times remain the property of such party. Upon the written request of either party, the other party shall deliver promptly to the requesting party all documents, memoranda, notes, computer programs, disks, hard drives, tapes, other storage media, materials and other tangible property, including any copies thereof ("Information Media") that relate to the requesting party's Confidential Information, including any such Information Media prepared by or on behalf of the receiving party, and shall not retain any copies, extracts or other reproductions or evidence in whole or in part of the requesting party's Confidential Information; provided, however, that notwithstanding the foregoing, the Buyer acknowledges that the Company is part of the BellSouth consolidated group and that the Stockholder and its Affiliates may retain copies of such Confidential Information solely (i) in order to comply with applicable law or (ii) as part of BellSouth's historical records. All such Confidential Information stored on Information Media that cannot be delivered to the requesting party (because, for example, such media also contain information relating to the other party) shall be destroyed promptly, and such destruction shall be certified in writing to the requesting party by an authorized officer of the other party who supervised such destruction. The provisions of the preceding sentence shall not apply to any Confidential Information related to the Company that the Stockholder and/or its Affiliates are entitled to retain pursuant to this Agreement. The rights and obligations of the parties under this
         Section 11.01 shall survive any such delivery of Confidential Information and any termination of this Agreement until the second anniversary of the date of this Agreement.

                          (e) If (i) the employment of an officer, director or other employee of the Stockholder or any Affiliate thereof, to whom Confidential Information concerning the business of the Company has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such Confidential Information in confidence after such termination, the Stockholder shall, upon request by the Buyer, take all reasonable



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









         steps at its expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof.

                          (f) Each party agrees that its obligations provided herein are necessary and reasonable in order to protect the other party and its business, and each party expressly agrees that monetary damages would be inadequate to compensate the other party for any breach by such party of its covenants and agreements set forth herein. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, each party shall be entitled to obtain injunctive relief against the threatened breach of this Subsection 11.01 or the continuation of any such breach by the other party, without the necessity of proving actual damages or posting a bond. Each party agrees that no failure or delay by the other party in exercising any remedy under this Subsection 11.01 shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other remedy.

                   11.02 No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of two (2) years after the Closing Date, neither the Stockholder nor any Affiliate thereof shall (a) solicit any person who was an employee of the Company on the date hereof or the Closing Date (unless terminated by the Buyer within seven months after the Closing Date) to terminate his employment with the Buyer or the Company, as the case may be, or to become an employee of the Stockholder or an Affiliate, or (b) hire any person who was such an employee on the date hereof or on the Closing Date without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

                   11.03 Deferred Compensation. The Stockholder hereby assumes all liabilities and obligations of the Company under, and agrees to indemnify and hold the Buyer, the Company harmless from and against all losses, claims and damages arising out of or relating to, the BellSouth Nonqualified Deferred Income Plan and Trust Under Executive Benefit Plan(s) for Certain BellSouth Companies, as such Plan and Trust are currently in effect and are in effect in the future.

                   11.04 Use of BellSouth Marks and Names. Within 120 days of the Closing Date, the Company shall discontinue all use by such persons of all tradenames, trademarks, service names and service marks (whether registered or not) of BellSouth Corporation ("BellSouth") and its Affiliates (other than those owned by the Company), and shall destroy, or affix stickers or other material covering the relevant portion of, all printed material bearing any of such marks and names. The Company hereby acknowledges that all rights in and to such names and marks and the goodwill connected therewith shall remain the sole property of BellSouth. After the Closing, and except as provided in the preceding sentence, the Company will not adopt or use, for any purpose, any of the foregoing trademarks, service marks, tradenames or service names or any names or marks that are confusingly similar thereto.

                   11.05  Non-Competition Agreement

                          (a) For a period of two (2) years following the Closing Date, the Stockholder and its Affiliates shall not provide Maintenance Services (as defined below) in the United States or Mexico. The Stockholder agrees that if it or one of its Affiliates proposes to directly provide or have a third party provide as a subcontractor to the Stockholder, or one of its Affiliates, Maintenance Services in the United States or Mexico, the Stockholder or the Affiliate shall give the Buyer written notice of the proposed service arrangement and required response time and form of response and the Buyer shall have the right to provide the Maintenance Services as a subcontractor to the Stockholder or the Affiliate in connection with such service arrangement. The Company and the Buyer and the Stockholder or the Affiliate will negotiate in good faith to reach an agreement for the provision of Maintenance Services by the Buyer as a subcontractor to the Stockholder or the Affiliate. In the event the Buyer and the Stockholder or its Affiliate do not reach an agreement for the Buyer to provide Maintenance Services in a proposed service arrangement prior to the required response time, the Stockholder or its Affiliate may not provide such proposed Maintenance Services.

                          (b) Notwithstanding the foregoing, the Stockholder or its Affiliate shall be entitled to provide such Maintenance Services
         (i) if the Buyer is unable to meet commercially reasonable specifications, including competitive pricing, and/or requirements established by the Stockholder or its Affiliate in good faith and/or the customer, or (ii) if after the Stockholder's or its Affiliate's compliance with the procedures set forth above, the customer seeking the Maintenance Services rejects the Buyer as the provider of such Maintenance Services. Also, notwithstanding the foregoing, this covenant shall not apply to (i) Maintenance Services provided by the Stockholder to one of its Affiliates, by one of such Affiliates to the Stockholder, or by one Affiliate to another Affiliate, (ii) the provision of Incidental Maintenance Services (as defined below) by the Stockholder and/or its Affiliates, (iii) Maintenance Services provided to state lotteries in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee (the "Stockholder's Region"), and (iv) Maintenance Services for any goods directly sold and installed by the Stockholder or its Affiliates.

                          (c) For a period of two (2) years after the Closing Date, the Stockholder and its Affiliates will not solicit AllState Insurance Company, State Farm Insurance Company or K-Mart Corporation for Maintenance Services or, in the event such services are currently being performed by the Company or the Buyer for any of such companies, Help Desk or Integration Services.

                          (d) For a period of two (2) years after the Closing Date, (i) the Stockholder and its Affiliates shall not take any action to cause the customers set forth on Schedule 11.05(d)(i) attached hereto (to whom the Company is providing Company Services (as defined below) as of the Closing Date) to divert such existing Company Services to the Stockholder or its Affiliates or to any third party and (ii) the Company, the Buyer and their Affiliates shall not take any action to cause the customers set forth on Schedule 11.05(d)(ii) attached hereto (to whom the Stockholder or its Affiliates are providing Maintenance Services as of the Closing Date) to divert such Maintenance Services to the Company, the Buyer or their Affiliates.

                          (e) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 11.05 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest areas that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Each party agrees that damages are an inadequate remedy for any breach of this provision and that the party alleging a breach shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

                       (f) For purposes of this Agreement:

                             (i) "Company Services" shall mean Maintenance Services, Integration and Help Desk Services.



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









                            (ii) "Help Desk Services" shall mean the provision of service call processing for customers and customer service representatives, which includes (A) isolation and/or resolution of software, hardware and private network-related problems and (B) vendor management.

                            (iii) "Incidental Maintenance Services" shall mean Maintenance Services comprising less than 10% per bid or contract within the Stockholder's Region and less than $200,000 per bid or contract outside the Stockholder's Region, which are incidental to the provision of Telecommunications Products and Services (as defined below), such that the provision of the Telecommunications Products and Services is the primary focus of the contract.

                            (iv) "Integration" shall mean the installation or integration of personal computer hardware or private networks, such as local area networks or wide area networks, including the administration of such networks.

                            (v) "Maintenance Services" shall mean the maintenance (including preventive maintenance) and hardware support of personal computer hardware equipment and related peripherals and related applications servers and related software, and shall not include the maintenance of Telecommunications Products (as such term is included in the definition of Telecommunications Products and Services below).

                            (vi) "Telecommunications Products and Services" are items such as hubs, routers, PBX equipment, multimedia, video, audio, alarm monitoring, wireless and personal communications products and services, voice and data networks, wide area networks, Internet servers and related equipment and software.

               11.06 Certain Accounting Matters. The Stockholder agrees to provide the Buyer with all necessary audited and unaudited historical financial information with respect to the Stockholder for periods prior to the Closing Date which may be necessary to complete the Buyer's required filings under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (the "SEC"). The Stockholder further agrees to use its commercially reasonable efforts to obtain for the Buyer from the Stockholder's Auditors any consents necessary for purposes of inclusion or incorporation by reference of the reports of the Stockholder's Auditors on the historical audited financial statements referred to above in any registration statement subsequently filed by the Buyer with the SEC. The Stockholder will also use its commercially reasonable efforts to cause the Stockholder's Auditors to make available its workpapers related to its audits of the Stockholder's financial statements to the Buyer's Auditors to the extent considered necessary by the Buyer's Auditors, as is customary and normal between predecessor and successor auditors.

              12.  Certain U.S. Tax Matters.

                   12.01 All tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby nor have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                   12.02 No new separate written elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Company shall be made after the date of this Agreement without the prior written notification of the Buyer.

                   12.03 The Stockholder shall furnish Buyer with an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code.

                   12.04 The Stockholder and the Buyer shall (a) each provide the other, and Buyer and the Stockholder shall cause the Company to provide either of them, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other, and the Buyer and the Stockholder shall cause the Company to retain and provide the Buyer and the Stockholder, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Buyer and the Stockholder shall retain, and shall cause the Company to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.



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









                   12.05 The Stockholder shall join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) with respect to the Company (a "Section 338(h)(10) Election"). The Stockholder and the Buyer shall cooperate fully with each other in the making of such
         Section 338(h)(10) Election, including the determination of the allocation of the adjusted grossed-up basis among the Company's assets as required by Section 338. In particular, and not by way of limitation, (i) in order to effect such Section 338(h)(10) Election, the Stockholder and the Buyer shall jointly execute Internal Revenue Service Form 8023-A on or prior to the Closing Date and (ii) at least 30 days prior to the filing of such Election, Buyer shall deliver the proposed allocation of the adjusted grossed-up basis to the Stockholder for its review. Such Form 8023-A and all attachments required to be filed therewith pursuant to applicable Treasury Regulations shall be held by the Buyer and shall be filed by the Buyer in accordance with
         Section 338 of the Code and the regulations thereunder. The Buyer shall deliver to the Stockholder a copy of Form 8023-A and attachments as filed with the IRS within fifteen days of such filing. The Stockholder and the Buyer agree to report the transaction for tax purposes in a manner consistent with the making of such Election.

                   12.06 The Stockholder shall indemnify and hold the Buyer and the Company and any successor corporations thereto harmless, on an after-tax basis, from and against the following Taxes with respect to the Company to the extent such Taxes exceed the accruals and reserves for Taxes set forth on the Closing Balance Sheet (excluding any assets, accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income):

                        (i) Any and all Taxes for any taxable period ending (or
              deemed, pursuant to Subsection 12.11, to end) on or before the Closing Date due and payable by the Company;

                       (ii) Any liability of the Company under Treasury
              Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations for periods ending on or prior to the Closing Date; and

                      (iii) Any Taxes of the Company required to be paid by
              reason of the Section 338(h)(10) Election in respect of the Shares.

                   12.07 Amounts payable pursuant to Subsection 12.06 shall be computed after taking into account all Tax consequences to the Buyer of
         (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability



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









         that gave rise to the right to receive the indemnification payment. Thus it is the intention of the parties that the Buyer be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis. The parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Buyer pursuant to Subsection 12.06 shall be treated (and reported on all applicable Tax Returns) as adjustments to the purchase price payable by the Buyer to the Stockholder for the Shares.

                   12.08 The Buyer shall indemnify and hold the Stockholder and any successor corporations thereto harmless, on an after-tax basis, from and against any and all Taxes (a) for any taxable period beginning (or deemed pursuant to Subsection 12.11 to begin) after the Closing Date, due or payable by the Company or the Stockholder or (b) resulting from any action taken by the Buyer (or the Company), other than an action required by law, without the Stockholder's written consent, after the Closing Date or outside the ordinary course of business on the Closing Date.

                   12.09 Amounts payable pursuant to Subsection 12.08 shall be computed after taking into account all Tax consequences to the Stockholder of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus it is the intention of the parties that the Stockholder be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis.

                   12.10 The Buyer and the Stockholder agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Stockholder shall treat such day as the last day of a taxable period. The Buyer and the Stockholder agree that they will treat the Company as if it ceased to be part of the Stockholder's Consolidated Group as of the close of business on the Closing Date.

                   12.11 Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Company shall be paid by the Buyer or the Company. The Taxes for such period shall be apportioned between the Stockholder and the Buyer based on the actual operations of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date (except that exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per diem basis and real property taxes shall be allocated in accordance with Section



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         164(d) of the Code), and for purposes of Subsections 12.06 and 12.08, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

                   12.12 With respect to any Taxes referred to in Subsection 12.11 hereof:

                        (i) Thirty days after the Closing Statement is agreed to
              by the Buyer and the Stockholder or adopted pursuant to Subsection 1.03, the Buyer shall present the Stockholder with a schedule detailing the computation of the Tax that would have been due for the taxable period ending on the Closing Date if the Closing Date were the last day of the taxable period (the "Hypothetical Pre-Cut-Off Period Tax"), if applicable, provided that sufficient information is available to complete such computation. In the event that sufficient information is not available, Buyer shall present the Stockholder with such computation not later than thirty (30) days before the due date, as extended, prescribed for filing the applicable Tax Return; and

                       (ii) Thirty (30) days after the Buyer presents the
              Stockholder with the schedule described in clause (i) above, (A) the Stockholder shall pay the Company the amount by which the Hypothetical Pre-Cut-Off Period Tax exceeds the sum of any estimated payments and accruals for Taxes made prior to the Closing Date with respect to such Tax for the current taxable year, or (B) the Company or the Buyer shall pay the Stockholder the amount by which the sum of any estimated payments and accruals for Taxes made prior to the Closing Date with respect to such Tax for the current taxable year exceeds the Hypothetical Pre-Cut-Off Period Tax.

                   12.13 The Stockholder shall prepare and file or shall cause the Company to prepare and file all Tax Returns with respect to the Company for any taxable period ending on or before the Closing Date other than Returns for Taxes referred to in Subsection 12.11. If such Tax Returns have not been prepared and filed on or before the Closing Date, the Buyer shall cause the Company to cooperate with and assist the Stockholder in the preparation and filing of such Tax Returns. The Stockholder shall review, approve, and file such Tax Returns and deliver copies of such returns as filed to the Buyer.

                   12.14 The Buyer shall, subject to the provisions of Subsection 12.15, file all other Returns with respect to the Company.

                   12.15 With respect to any Tax Return for taxable periods beginning before the Closing Date and ending after the



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









         Closing Date, the Buyer shall consult with the Stockholder concerning each such Return and report all items with respect to the period ending on the Closing Date in accordance with the instructions of the Stockholder, unless otherwise agreed by the Stockholder and the Buyer; provided, however, that if the Buyer is advised by counsel that the filing of any Return and the reporting on such Return of any item in accordance with the instructions of the Stockholder may subject the Buyer or, the Company to any penalties or fines, the Buyer may file such Return without regard to the Stockholder's instructions relating to such item. The Buyer shall cause the Company to provide the Stockholder with a copy of each proposed Return at least thirty (30) days prior to the filing of such Return, and the Stockholder may provide comments thereon, which comments shall be delivered within ten
         (10) days of receiving such copies.

                   12.16 The Stockholder shall resolve, at its own expense, any Tax audit with respect to the Company pending on the Closing Date (all material information in respect of any such Tax audit is set forth on
         Schedule 12.16 attached hereto), and shall have the right, at its own expense, to control any other Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company. The Buyer shall have the right, at its own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company.

                   12.17 If the Buyer or the Company (as the case may be), on the one hand, or the Stockholder, on the other, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 12, within a reasonable period, or otherwise fails to do any act required of it under this Section 12, then the party failing to so provide the information or do such act shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the party requesting the information or act and shall so indemnify the requesting party and hold such party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure.

                   12.18 The Stockholder and the Buyer shall each be liable for one-half of all sales, transfer, stamp, real property transfer, or real property gains, and similar taxes arising out of or in connection with, or attributable to the transactions effective pursuant to this Agreement (the "Conveyance Taxes").



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









         The Stockholder shall file all Returns due in connection with the Conveyance Taxes, including Returns that require a joint filing on behalf of the Stockholder and the Buyer and the Company. Prior to filing any such Returns, the Stockholder shall submit such Returns to the Buyer for its review, comment and approval.

                   12.19 The Stockholder shall be entitled to an amount equal to any refunds or credits of Taxes attributable to taxable periods (or portions thereof, determined in accordance with Subsection 12.11) ending on or before the Closing Date. The Buyer and the Company, as the case may be, shall be entitled to any refunds or credits of Taxes attributable to taxable periods (or portions thereof determined in accordance with Subsection 12.11) beginning after the Closing Date. The Buyer shall or shall cause the Company promptly to forward to the Stockholder or to reimburse the Stockholder for any refunds or credits due the Stockholder (pursuant to the terms of this Agreement) after receipt thereof, and the Stockholder shall promptly forward to the Buyer (pursuant to the terms of this Agreement) or reimburse the Buyer for any refunds or credits due the Buyer after receipt thereof.

              13.  Termination of Agreement; Option to Proceed; Damages

                   13.01 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston time, on May 15, 1996, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, the Buyer and the Stockholder.

                   13.02 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Stockholder or the Company under this Agreement, and the Stockholder shall have no further obligation or liability to the Buyer under this Agreement.

                   13.03 Termination by Reason of Breach. This Agreement may be terminated by the Stockholder, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Stockholder or the Company or the failure of the Stockholder or the Company to perform any condition or obligation hereunder.



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









                   13.04  Earnest Money.

                          (a) If the Buyer defaults on the performance of its obligations under this Agreement, and as a result thereof or any other reason the Buyer is unable to consummate this Agreement in accordance with the terms hereof, and the Stockholder is not then in material default of any of its obligations hereunder, then the Stockholder shall be entitled to retain the Earnest Money as liquidated damages. The Purchaser and the Stockholder hereby agree that for purposes of this
         Section 13.05(a), that (i) the Stockholder's damages for the Buyer's default are difficult or impossible to determine, (ii) the Buyer's payment of the Earnest Money is deemed a reasonable estimate of the Stockholder's potential damages, and (iii) such payment is not a penalty or forfeiture.

                          (b) If the Stockholder defaults in the performance of its obligations under this Agreement, and as a result thereof is unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and if the Buyer is not then in material default of any of its obligations hereunder, then the Buyer shall be entitled to the return of the Earnest Money (without interest) immediately upon written notice of termination of this Agreement by the Purchaser pursuant to Subsection 13.03 above.

                   13.05 Availability of Remedies at Law. In the event this Agreement is terminated by the Buyer or the Stockholder, pursuant to the provisions of this Section 13 (other than pursuant to Subsection 13.02), the parties hereto shall have available to them all remedies afforded to them by applicable law.

              14.  Brokers

                   14.01 For the Stockholder and the Company and the Subsidiaries. Each of the Stockholder and the Company represent and warrant that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Stockholder agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Stockholder or the Company.

                   14.02 For the Buyer. The Buyer represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement, other than Salomon Brothers, Inc. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of



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









         broker or finder on its behalf to bring about the negotiation of this Agreement, including Salomon Brothers, Inc. The Buyer agrees to indemnify and hold harmless the Stockholder against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

              15.  Notices

                   Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, overnight mail, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                   To the Buyer:         Wang Laboratories, Inc.
                                         600 Technology Park Drive
                                         Billerica, MA 01821-4130
                                         Attention: Law Department -
                                           General Counsel

                   With a copy to:       Hale and Dorr
                                         60 State Street
                                         Boston, MA 02109
                                         Attention: John A. Burgess, Esq.

                   To the Stockholder
                   or the Company:       Dataserv, Inc.
                                         c/o BellSouth Corporation
                                         Suite 1700
                                         1155 Peachtree Street, N.E.
                                         Atlanta, Georgia  30309-3610
                                         Attention: Mr. Mark Feidler

                                         and to:

                                         BellSouth Corporation
                                         Suite 1800
                                         1155 Peachtree Street, N.E.
                                         Atlanta, Georgia  30309-3610
                                         Attention: Kelly M. Romich, Esq.

         Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) one business day after being sent, if sent by telex or overnight mail, or (c) three business days after being sent, if sent by registered or certified mail.


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









              16.  Successors and Assigns

                   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholder and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Stockholder or the Company from any obligation or liability under this Agreement.

              17.  Entire Agreement; Amendments; Attachments

                   (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Stockholder may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Stockholder.

                   (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

              18.  Severability

                   Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

              19.  Investigation of the Parties

                   All representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. For the purposes of this Agreement "knowledge" (or any derivation


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









         thereof), as it relates solely to the Stockholder, shall mean the actual knowledge of the directors or officers of the Stockholder after reasonable inquiry.

              20.  Expenses

                   Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Stockholder, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Stockholder, including, without limitation, the fees and expenses of counsel to the Stockholder, be billed to or paid by the Company.

              21.  Further Assurances.

              At any time and from time to time after the Closing, each party to this Agreement shall, at the request of another party hereto, execute and deliver any further instruments and take such other action as may reasonably be requested to confirm or otherwise carry out the intent and purpose of this Agreement, including to put the Buyer in actual possession and operating control of the assets, properties and business of the Company.

              22.  Governing Law

                   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

              23.  Section Headings

                   The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

              24.  Counterparts

                   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.



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









              25.  Definitions

              For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         Defined Term                                Section

         Accounts Receivable                         3.08
         Adjusted Purchase Price                     1.03(e)
         Affiliate                                   25
         Agreement                                   Preamble
         Audited Balance Sheets                      3.05(a)(i)
         Audited Financial Statements                3.05(a)(i)
         Balance Sheet Date                          3.05(b)
         Base Purchase Price                         1.02(a)
         BellSouth                                   11.04
         Buyer                                       Preamble
         Buyer's Auditors                            1.03(b)
         Chanhassen Lease                            6.12
         Chanhassen Property                         6.02(l)(ii)
         Chanhassen Transferee                       6.12
         Closing                                     1.01
         Closing Date                                1.03
         Closing Statement                           1.03(a)
         Code                                        3.15(c)
         Common Stock                                Preliminary Statement
         Company                                     Preamble
         Company Employee Benefit Plan               3.22(a)
         Company Environmental Matters               10.06(a)
         Company Services                            11.05(f)(i)
         Confidential Information                    11.01(a)
         Consolidated Group                          3.15(a)
         Consumables                                 3.09(a)
         Contracts                                   3.17(a)
         Conveyance Taxes                            12.18
         Current Balance Sheet                       3.05(a)(ii)
         Current Financial Statements                3.05(a)(ii)
         Customer Agreements                         3.13(c)
         Dataserv Mexico                             3.05(c)
         Defined Benefit Plans                       3.22(a)
         Dental Plan                                 10.01(h)
         Disclosure Schedule                         3
         Dispute Notice                              1.03(c)
         Earnest Money                               1.02(b)
         Employee Benefit Plan                       3.22(a)
         Environmental Disposal Facility             3.20(g)
         Environmental Law                           3.20(a)
         Environmental Permit                        3.20(h)
         Environmental Reports                       3.20(f)
         Environmental Transporter                   3.20(g)



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









         ERISA                                       3.22(a)
         ERISA Affiliate                             3.22(a)
         Excluded Intercompany Indebtedness          6.09
         Field Spare Parts                           3.09(a)
         Financial Statements                        3.05(b)
         Governmental Entity                         3.15(a)
         Group Employee Benefit Plan                 3.22(a)
         Health Care Trust                           10.01(h)
         Help Desk Services                          11.05(f)(ii)
         HSR Act                                     1.05
         Hypothetical Pre-Cut-Off Period Tax         12.12(i)
         Incidental Maintenance Services             11.05(f)(iii)
         Indemnified Party                           10.03
         Indemnifying Party                          10.03
         Information Media                           11.01(d)
         Initial Closing Statement                   1.03(a)
         Insurance Policies                          3.24
         Integration                                 11.05(f)(iv)
         Intellectual Property                       3.13(a)
         Interim Financial Statements                3.05(b)
         Inventory                                   3.09(b)
         Knowledge                                   19
         Leases                                      3.12
         Losses                                      10.01
         Maintenance Services                        11.05(f)(v)
         Material Adverse Effect                     25
         Monthly Balance Sheets                      3.05(a)(iii)
         Monthly Financial Statements                3.05(a)(iii)
         Net Working Capital of the Company          1.03(e)(iii)
         Neutral Auditor                             1.03(c)
         PBGC                                        3.22(a)
         Permits                                     3.19
         Personal Property                           3.10
         Security Interest                           3.10
         Section 338(h)(10) Election                 12.05
         SEC                                         11.06
         September Inventory                         3.09(a)
         Shares                                      Preliminary Statement
         Significant Customers                       3.26
         Stockholder                                 Preamble
         Stockholder's Auditors                      1.03(a)
         Stockholder's Region                        11.05(b)
         Supplies                                    3.17(b)(v)
         Tax Returns                                 3.15(a)
         Taxes                                       3.15(a)
         Telecommunications Products and
           Services                                  11.05(f)(vi)
         Third Party Environmental Matters           10.06(a)

         Total Selected Assets Less Total
           Selected Liabilities                      1.03(e)(iii)
         VEBA Contribution                           6.09

              In addition, for purposes of this Agreement:

              "Affiliate" shall mean, when used with reference to a specified person or entity, any other person or entity that directly or indirectly controls or is controlled by, or is under common control with, the specified person or entity.

              "Material Adverse Effect" shall mean any change or effect that has a material adverse effect when taken together with all other such changes and effects on the business as a going concern, properties, assets or financial condition of the Company or the Buyer, as the case may be, excluding any such change or effect affecting the computer maintenance and repair services industry generally.

              IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                            BUYER:

         ATTEST:                            WANG LABORATORIES, INC.

                                            By:  /s/ James J. Hogan
         /s/ Albert A. Notini                    --------------------------
         --------------------------
         Secretary                          Title:  Senior Vice President
                                                    -----------------------

                                            COMPANY:

         ATTEST:                            DATASERV COMPUTER MAINTENANCE,
                                              INC.

                                            By:  /s/ M.L. Feidler
         /s/ Kelly M. Romich                     ---------------------------
         --------------------------
         Assistant Secretary                Title:  Executive Vice President
                                                    ------------------------

                                            STOCKHOLDER:

         ATTEST:                            DATASERV, INC.

                                            By:  /s/ M.L. Feidler
         /s/ Kelly M. Romich                     ---------------------------
         --------------------------
         Assistant Secretary                Title:  Executive Vice President
                                                    ------------------------